As filed with the Securities and Exchange Commission on June 30, 2023.

Registration No. 333-272469

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Allarity Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	87-2147982
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

24 School Street, 2nd Floor
Boston, MA 02108
Telephone: (401) 426-4664
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James G. Cullem

Chief Executive Officer
c/o Allarity Therapeutics, Inc.
24 School Street, 2nd Floor
Boston, MA 02108
Telephone: (401) 426-4664

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott E. Bartel Daniel B. Eng Lewis Brisbois Bisgaard & Smith LLP 633 West 5th Street, Suite 4000 Los Angeles, CA 90071 (213) 358-6174	David E. Danovitch Aaron M. Schleicher Sullivan & Worcester LLP 1633 Broadway New York, NY 10019 212-660-3060

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject To Completion	Dated June 30, 2023

Up to 2,049,180 Shares of Common Stock

Up to 2,049,180 Warrants to purchase up to 2,049,180 Shares of Common Stock

Up to 2,049,180 Pre-Funded Warrants to purchase up to 2,049,180 Shares of Common Stock

Up to 2,049,180 Shares of Common Stock Issuable Upon Exercise of Common Warrants

We are offering on a “reasonable best efforts” basis up to $15.0 million of shares of our common stock, $0.0001 par value per share (“Common Stock”), and Common Stock purchase warrants (the “common warrants”), at an assumed combined public offering price of $7.32 (equal to the last sale price of our Common Stock as reported by The Nasdaq Capital Market on June 29, 2023). Each common warrant is exercisable for one share of Common Stock, is assumed to have an exercise price of $7.32 per share (100% of the assumed public offering price per share and accompanying common warrant), will be exercisable upon issuance and will expire five (5) years from the date of issuance. The Common Stock and common warrants are immediately separable and will be issued separately in this offering.

We are also offering to those purchasers, if any, whose purchase of Common Stock in this offering would otherwise result in any such purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase pre-funded warrants in lieu of shares of our Common Stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of such purchaser, 9.99%) of our outstanding Common Stock. The purchase price for each pre-funded warrant and common warrant will equal the combined public offering price for the Common Stock and accompanying common warrant in this offering less the $0.001 per share exercise price of each such pre-funded warrant. Each pre-funded warrant will be exercisable upon issuance and will not expire prior to exercise. The pre-funded warrants and common warrants are immediately separable and will be issued separately in this offering. For each pre-funded warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis.

For purposes of clarity, each share of Common Stock or pre-funded warrant to purchase one share of Common Stock is being sold together with one common warrant to purchase one share of Common Stock. The Common Stock or pre-funded warrant to purchase one share of Common Stock, together with one common warrant to purchase one share of Common Stock is being offered on a best-efforts basis as described in this prospectus for a maximum aggregate offering amount of $15.0 million. This prospectus also relates to the offering of the shares of our Common Stock issuable upon the exercise of such pre-funded warrants and common warrants sold in this offering.

Effective June 27, 2023, our shares of Common Stock are listed on The Nasdaq Capital Market under the symbol “ALLR.” Previously, our shares of Common Stock were listed on The Nasdaq Global Market. On June 29, 2023, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $7.32 per share. There is no established trading market for the pre-funded warrants or common warrants and we do not expect a market to develop. In addition, we do not intend to list the pre-funded warrants or common warrants on The Nasdaq Capital Market, any other national securities exchange or any other trading system. Without an active trading market, the liquidity of the pre-funded warrants and common warrants may be limited. Except as otherwise indicated herein, all information in this prospectus, including the number of shares of Common Stock that will be outstanding after this offering, gives effect to the 1-for-35 reverse stock split effected on March 24, 2023 and the 1-for-40 reverse stock split effected on June 28, 2023 (collectively, the “Share Consolidations”).

We have retained A.G.P./Alliance Global Partners to act as our sole placement agent in connection with the securities offered by this prospectus. The placement agent is not purchasing or selling any of these securities nor is it required to sell any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. We may not sell all of the securities in this offering. We have agreed to pay the placement agent the placement agent fees set forth in the table below. The actual combined public offering price of the Common Stock and common warrants, and pre-funded warrants and common warrants we are offering, and the exercise price of the common warrants that we are offering, will be negotiated between us, the placement agent and the investors in the offering based on a to be negotiated discount to the trading price of our Common Stock prior to the offering.

3i, LP, the sole holder of our Series A Preferred Stock and holder of warrants to purchase 481,752 shares of Common Stock, subject to adjustment upon closing of this offering, may participate in this offering on the same terms and conditions as other purchasers, and we intend to use the proceeds from the sale of securities to 3i, LP (the “3i Proceeds”), if any, to repurchase a portion of the shares of Series A Preferred Stock owned by 3i, LP. In addition, a portion of the proceeds from this offering will be used to redeem a promissory note issued to 3i, LP for the principal amount of $350,000.

There is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. This offering will terminate not later than fifteen business days following its commencement, subject to our right to terminate earlier. We will deliver all securities to be issued in connection with this offering delivery versus payment (“DVP”)/receipt versus payment (“RVP”) upon receipt of investor funds received by the Company. Accordingly, neither we nor the placement agent have made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We are an “emerging growth company” and a “smaller reporting company” under applicable Securities and Exchange Commission (“SEC”) rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See the discussions in the section titled “Summary – Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. See section titled “Risk Factors” beginning on page 12.

	Per Share of Common Stock and Common Warrant	Per Pre-Funded Warrant and Common Warrant	Total Offering
Public offering price	$	$	$
Placement Agent Fees(1)	$	$	$
Proceeds to us (before expenses)(2)	$	$	$

(1)	We have agreed to pay the placement agent a cash fee equal to 7.00% of the gross proceeds that are sold in the offering and to reimburse the placement agent for certain expenses. See section titled “Plan of Distribution” for additional information.

(2)	The amount of offering proceeds to us presented in this table does not give effect to any exercise of the common warrants or pre-funded warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares of our Common Stock and pre-funded warrants together with accompanying common warrants, to certain of the investors will be made on         , 2023, subject to customary closing conditions.

Sole Placement Agent

A.G.P.

The date of this prospectus is      , 2023.

Neither we nor the placement agent has authorized anyone to provide you with information other than that contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the placement agent take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, or other earlier date stated in this prospectus, regardless of the time of delivery of this prospectus or of any sale of our securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

When used herein, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” refer to Allarity Therapeutics, Inc., a Delaware corporation.

i

MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our therapeutic candidates, including data regarding the estimated size of such markets and the incidence of certain medical conditions. We obtained the industry, market and similar data set forth in this prospectus from our internal estimates and research and from academic and industry research, publications, surveys and studies conducted by third parties, including governmental agencies. In some cases, we do not expressly refer to the sources from which this data is derived. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While we believe our internal research is reliable, such research has not been verified by any third party.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes thereto and the information set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2022, and Form 10-Q for the three months ended March 31, 2023, which are incorporated herein by reference.

Overview

We are a clinical-stage, precision medicine biopharmaceutical company actively advancing a pipeline of in-licensed oncology therapeutics for patients with difficult-to-treat cancers. Our clinical program includes three anti-cancer assets in mid- to late-stage clinical development and one anti-cancer asset in early stage clinical development. Our programs and partnerships leverage our proprietary, highly accurate Drug Response Predictor (DRP®) technology to refine patient selection and improve clinical outcomes. Our DRP® technology has been broadly validated across an extensive array of therapies and tumor types with a high degree of accuracy for matching the right patient to the right drug. By identifying those patients who will and who will not respond, the DRP® companion diagnostics have the potential to transform cancer therapeutic development across many indications by increasing clinical success rates with trials involving a fewer number of patients and improve patient outcomes by matching them to the right drug.

Our pipeline currently consists of three mid-to-late stage clinical candidates for cancer and one anti-cancer asset in early stage clinical development. We are focused on the clinical development of three priority programs: dovitinib in combination with stenoparib for the second-line or later treatment of metastatic ovarian cancer, stenoparib as a monotherapy for ovarian cancer, and Ixempra® as a monotherapy for metastatic breast cancer. In addition, Allarity is supporting the development of one additional clinical asset through business development activities which are considered at mid-stage development. Each Allarity pipeline program is being co-developed with a drug specific DRP® companion diagnostic to select and treat patients most likely to benefit from treatment.

While we have not yet successfully received regulatory or marketing approval for any of our therapeutic candidates or companion diagnostics, and while we believe that our approach has the potential to reduce the cost and time of drug development through the identification and selection of patient populations more likely to respond to therapy, our strategy involves risks and uncertainties that differ from other biotechnology companies that focus solely on new therapeutic candidates that do not have a history of failed clinical development. By utilizing our DRP® platform to generate a drug-specific companion diagnostic for each of our therapeutic candidates, if approved by the FDA, we believe our therapeutic candidates have the potential to advance the goal of personalized medicine by selecting the patients most likely to benefit from each of our therapeutic candidates and avoid the treatment of non-responder patients. All of our therapeutic candidates are clinical stage assets and the FDA has not yet approved any of our therapeutic candidates or any of our DRP® companion diagnostics. As used in this prospectus, statements regarding the use of our proprietary DRP® companion diagnostics or our proprietary DRP® platform or our observations that a therapeutic candidate may have anti-cancer or anti-tumor activity or is observed to be well tolerated in a patient population should not be construed to mean that we have resolved all issues of safety and/or efficacy for any of our therapeutic candidates or DRP® companion diagnostic. Issues of safety and efficacy for any therapeutic candidate or companion diagnostic may only be determined by the U.S. FDA or other applicable regulatory authorities in jurisdictions outside the United States.

Our clinical and commercial development team is advancing our pipeline of targeted oncology therapeutic candidates, all of which have previously succeeded at least through Phase 1 clinical trials demonstrating that the therapeutic candidate is well tolerated. Our three priority assets, dovitinib, stenoparib, and IXEMPRA® (ixabepilone) are all former drug candidates of large pharmaceutical companies.

Our most advanced therapeutic candidate, dovitinib, is a selective inhibitor of several classes of tyrosine kinases, including FGFR and VEGFR, and was formerly developed by Novartis Pharma AG (“Novartis”) through Phase 3 clinical trials in numerous indications. We submitted a New Drug Application (“NDA”) with the FDA on December 21, 2021, for the third line treatment of metastatic renal cell carcinoma (mRCC or kidney cancer) in patients selected by our Dovitinib-DRP® companion diagnostic. Prior to submission of the NDA, we submitted a Pre-Market Approval (“PMA”) application to the FDA for approval of our dovitinib-specific DRP® companion diagnostic for use to select and treat patients likely to respond to dovitinib. On February 15, 2022, we received Refusal to File (RTF) letters for both our dovitinib NDA and our DRP®-Dovitinib companion diagnostic PMA. The FDA has asserted that neither our NDA or PMA meets the regulatory requirements to warrant a complete agency review. The primary grounds of rejection asserted by the FDA relates to our use of prior Phase 3 clinical trial data, generated by Novartis in a “superiority” endpoint study against sorafenib (Bayer), to support a “non-inferiority” endpoint in connection with the DRP®-Dovitinib companion diagnostic. Based upon the reasons given in the RTF letters and a subsequent Type C meeting with the FDA on May 31, 2022, we anticipate that the FDA will require a prospective Phase 3 clinical trial as well as additional dose optimization studies before regulatory approval of Dovitinib as a monotherapy and its companion diagnostic Dovitinib-DRP for the treatment of third-line mRCC can be obtained. While we have decided that the costs, risks and potential benefits of conducting these studies for dovitinib as a monotherapy for mRCC are no longer the best path toward commercial success, we continue to evaluate other potential Phase 1b/2 clinical trials for dovitinib combined with other approved drugs in the mRCC space and in other indications. On March 20, 2023, we announced that we had dosed our first patient in a Phase 1b clinical study to evaluate the combination of stenoparib and dovitnib for the treatment of advanced solid tumors, including ovarian cancer. The completion of this offering will provide us with financing to dose additional patients and our ability to continue these clinical trials will be dependent upon additional financing. Our decision to advance dovitinib as a combination therapy and not as a monotherapy is based on our belief that both the science and the market for oncology therapies has shifted towards combination therapies and away from monotherapies for multiple indications of cancer. We further believe that our DRP®-Dovitinib companion diagnostic is indication agnostic and our retrospective analysis of the clinical data generated in the Novartis clinical studies for mRCC will also support a companion diagnostic for dovitinib in second-line or later treatment of metastatic ovarian cancer, as well as other indications.

Our second priority therapeutic candidate is stenoparib (formerly E7449), a novel inhibitor of the key DNA damage repair enzyme poly-ADP-ribose polymerase (“PARP”), which also has an observed inhibitory action against Tankyrases, another important group of DNA damage repair enzymes. Stenoparib was formerly developed by Eisai, Inc. (“Eisai”) through Phase 1 clinical trials, and we are currently advancing a Phase 2 clinical trial of this therapeutic candidate for the treatment of ovarian cancer at trial sites in the U.S. and Europe together with its stenoparib-specific DRP® companion diagnostic, for which the FDA has previously approved an Investigational Device Exemption (“IDE”) application. In addition, upon completion of this offering, we anticipate continuing a stenoparib in combination with dovitinib Phase 1b/2 Clinical Trial for second-line or later treatment of metastatic ovarian cancer.

Our third priority therapeutic candidate is IXEMPRA® (ixabepilone), a selective microtubule inhibitor, which has been shown to interfere with cancer cell division, leading to cell death. IXEMPRA® (ixabepilone) was formerly developed and brought to market by Bristol-Myers Squibb, is currently marketed and sold in the U.S. by R-PHARM US LLC, for the treatment of metastatic breast cancer treated with two or more prior chemotherapies. We are currently advancing IXEMPRA®, together with its drug-specific DRP® companion diagnostic, in a Phase 2 European clinical trial for the same indication, with the goal of eventually submitting an application for Marketing Authorization (“MA”) with the European Medicine Agency (“EMA”) to market IXEMPRA®, together with its drug-specific DRP® companion diagnostic, in the European market.

We have in-licensed the intellectual property rights to develop, use and market our two most advanced therapeutic candidates, dovitinib and stenoparib. Consequently, we must perform all of the obligations under these license agreements, including the payment of substantial development milestones payments and royalty payments on future sales in the event we receive marketing approval for dovitinib or stenoparib in the future. If we fail to perform our obligations under our license agreements, we may lose the intellectual property rights to these therapeutic candidates which will have a material adverse effect on our business.

Our focused approach to address major unmet needs in oncology leverages our management’s expertise in discovery, medicinal chemistry, manufacturing, clinical development, and commercialization. As a result, we have created substantial intellectual property around the composition of matter for our new chemical entities. The foundations of our approach include:

●	The pursuit of clinical-stage assets: We strive to identify and pursue novel oncology therapeutic candidates that have advanced beyond Phase 1 clinical trials and are preferably Phase 2 to Phase 3 clinical stage assets. Accordingly, the assets we have acquired, and intend to acquire, have undergone prior clinical trials by other pharmaceutical companies with clinical data that helps us evaluate whether these candidates will be well tolerated in the tested patient population, and in some cases, have observed anti-cancer or anti-tumor activity that would support additional clinical trials using our DRP® platform. We often focus our acquisition efforts on therapeutic candidates that have been the subject of clinical trials conducted by large pharmaceutical companies. Further we intend to select therapeutic candidates for which we believe we can develop a drug-specific DRP® to advance together with the therapeutic candidate in further clinical trials as a companion diagnostic to select and treat the patients most likely to respond to the therapeutic candidate. We further consider whether the licensor or assignor can provide us substantial clinical grade active pharmaceutical ingredients (“API”) for the therapeutic candidate, at low-to-no cost, for our use in future clinical trials. The availability of API at low-to-no cost reduces both our future clinical trial costs and the lead time it takes us to start a new clinical trial for the therapeutic candidate. As an example, our therapeutic candidate, dovitinib, was developed by Novartis through Phase 2 clinical trials in numerous indications and in Phase 3 clinical trials for RCC before we acquired the therapeutic candidate, and it came with a substantial API.

●	Our proprietary DRP® companion diagnostics: We believe our proprietary and patented Drug Response Predictor (DRP®) platform provides us with a substantial clinical and commercial competitive advantage for each of the therapeutic candidates in our pipeline. Our DRP® companion diagnostic platform is a proprietary, predictive biomarker technology that employs complex systems biology, bio-analytics with a proprietary clinical relevance filter to bridge the gap between in vitro cancer cell responsiveness to a given therapeutic candidate and in vivo likelihood of actual patient response to that therapeutic candidate. The DRP® companion diagnostic platform has been retrospectively validated by us using retrospective observational studies in 35 clinical trials that were conducted or sponsored by other companies. We intend to develop and validate a drug-specific DRP® biomarker for each and every therapeutic candidate in our therapeutic candidate pipeline to serve as a companion diagnostic to select and treat patients most likely to respond to that therapeutic candidate. Although we are in the early stages of our companion diagnostic development and have not yet received a PMA from the FDA, our DRP® technology has been peer-reviewed by numerous publications and we have patented our DRP® platform for more than 70 anti-cancer drugs. While retrospective studies guide our clinical development of our companion diagnostics, prospective clinical trials may be required in order to receive a PMA from the FDA.

●	A precision oncology approach: Our focused strategy is to advance our pipeline of therapeutic candidates, together with DRP® companion diagnostics, to bring these therapeutic candidates, once approved, to market and to patients through a precision oncology approach. Our DRP® companion diagnostic platform provides a gene expression fingerprint that we believe reveals whether a specific tumor in a specific patient is likely to respond to one of our therapeutic candidates and therefore can be used to identify those patients who are most likely to respond to a particular therapeutic treatment in order to guide therapy decisions and lead to better treatment outcomes. We believe our DRP® companion diagnostic platform may be used both to identify a susceptible patient population for inclusion in clinical trials during the drug development process (and to exclude the non-susceptible patient population), and further to select the optimal anti-cancer drug for individual patients in the treatment setting once an anti-cancer drug is approved and marketed. By including only patients that have tumors that we believe may respond to our therapeutic candidate in our clinical trials, we believe our proprietary DRP® companion diagnostics platform has the potential to improve the overall treatment response in our clinical trials and thereby improving our chances for regulatory approval to market our therapeutic candidate, while potentially reducing the time, cost, and risk of clinical development.

The following chart summarizes our therapeutic candidate pipeline:

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including presenting only the two most recent fiscal years of audited financial statements and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may continue to be a smaller reporting company after the close of this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Corporate Information

Our former parent, Allarity Therapeutics A/S, was founded in Denmark in 2004 by our chief scientific officer, Steen Knudsen, Ph.D., and our Director and Senior Vice President of Investor Relations, Thomas Jensen, both of whom were formerly academic researchers at the Technical University of Denmark working to advance novel bioinformatic and diagnostic approaches to improving cancer patient response to therapeutics. On May 20, 2021, we entered a Plan of Reorganization and Asset Purchase Agreement (the “Recapitalization Share Exchange”), between us, Allarity Acquisition Subsidiary, our wholly owned Delaware subsidiary (“Acquisition Sub”), and Allarity Therapeutics A/S, an Aktieselskab organized under the laws of Denmark. Pursuant to the terms of the Recapitalization Share Exchange, our Acquisition Sub acquired substantially all of the assets and liabilities of Allarity Therapeutics A/S in exchange for shares of our Common Stock on December 20, 2021, and our Common Stock began trading on the Nasdaq Global Market on that same day.

Our principal executive offices are located at 24 School Street, 2nd Floor, Boston, MA 02108 and our telephone number is (401) 426-4664. Our corporate website address is www.allarity.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Allarity and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their business. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

Recent Events

Subsequent to our quarterly period ended March 31, 2023, we entered into a series of transactions, certain events occurred and we received notifications as follows. The transactions or events or notifications discussed below, are discussed in more detail in the Current Reports on Form 8-K filed by us with the SEC and incorporated by reference. See section titled “Incorporation of Certain Information By Reference.”

Secured 3i, LP Bridge Loan

On June 29, 2023, the Company entered into a Secured Note Purchase Agreement with 3i, LP (the “June 2023 Purchase Agreement”), pursuant to which, on June 30, 2023, 3i, LP purchased a secured promissory note for a principal amount of $350,000 (the “3i June Promissory Note”). Such note matures on July 31, 2023, and carries an interest rate of 5% per annum, and is secured by all of the Company’s assets pursuant to that certain security agreement dated June 29, 2023 (the “Security Agreement”). Under the 3i June Promissory Note, the outstanding obligations thereunder, including accrued interest will be paid in full from the gross proceeds of our next financing (the “Next Financing”); provided, however, that if the gross proceeds from the Next Financing are insufficient to settle the payment of the outstanding principal balance of the 3i June Promissory Note, together with all accrued interest thereon, in full, then the Company will instead be obligated to convert all of the unpaid principal balance of the note, together with all accrued interest thereon, into 486 shares of Series A Preferred Stock (the “Repayment Shares”). In connection with the Repayment Shares, the June 2023 Purchase Agreement provides that if the closing sale price of the shares of Common Stock of the trading day immediately prior to the execution of the June 2023 Purchase Agreement (the “Current Closing Price”) is lower than the initial conversion price of $30.00 as set forth in Certificate of Designation of Series A Preferred Stock, as amended and currently in effect (the “Series A COD”) then the conversion price of Series A Preferred Stock will be reduced to the Current Closing Price, pursuant to the voluntary adjustment provision of Section 8 of the Series A COD (“Downward Adjustment to Conversion Price”) and the Company shall file a second certificate of amendment to the Series A COD with the Delaware Secretary of State to amend the Series A COD to reflect the Downward Adjustment to Conversion Price (“Second Certificate of Amendment”). Based on the closing price of the shares of Common Stock on June 28, 2023, the Downward Adjustment to Conversion Price is equal to $8.00 per share. As contemplated by the June 2023 Purchase Agreement, the Company filed the Second Certificate of Amendment with the Delaware Secretary of State on June 30, 2023.

June Special Meeting of Stockholders and June Share Consolidation

On June 23, 2023, we held a Special Meeting of Stockholders (the “Special Meeting”) for our stockholders of record of our outstanding shares of Common Stock and Series A Preferred Stock. At the Special Meeting, the stockholders of Common Stock and Series A Preferred Stock approved an amendment to our Certificate of Incorporation, to, at the discretion of the board, effect a reverse stock split with respect to our issued and outstanding Common Stock at a ratio between 1-for-15 and 1-for-50 (the “June Reverse Stock Split Proposal”). Upon stockholder approval, the Board of Directors determined a ratio of 1-for-40 for the reverse stock split (the “June Reverse Stock Split”). On June 28, 2023 Company filed a Fourth Certificate of Amendment of the Certificate of Incorporation to effect the June Reverse Stock Split at 4:05 PM ET on June 28 2023 (the “June Share Consolidation”). No fractional shares were issued in connection with the June Share Consolidation. If, as a result of the June Share Consolidation, a stockholder would otherwise have been entitled to a fractional share, each fractional share was rounded up to the next whole number. The June Share Consolidation resulted in a reduction of our outstanding shares of Common Stock from 20,142,633 to approximately 503,566. The par value of our authorized stock remained unchanged at $0.0001.

April 21, 2023 Public Offering (the “April Offering”)

On April 21, 2023, we closed a public offering of 71,734 shares of our Common Stock and 71,734 common stock purchase warrants, each exercisable for one share of Common Stock, at a combined public offering price of $30.00, and 178,267 pre-funded warrants, each exercisable for one share of Common Stock, and 178,267 common stock purchase warrants (the common stock purchase warrants sold in the public offing hereinafter referred to as the “April 2023 Common Warrants”) at a combined public offering price of $30.00 less the $0.001 for the pre-funded warrants, for aggregate gross proceeds of approximately $7.5 million, before deducting placement agents fees and offering expenses payable by the Company. The Common Stock, pre-funded warrant and April 2023 Common Warrants were sold pursuant to a securities purchase agreement with the purchaser signatory thereto or pursuant to the prospectus which was part of an effective registration statement on Form S-1 filed with the SEC. The Common Stock, pre-funded warrants and April 2023 Common Warrants are immediately separable and were issued separately in the offering. As of the date of this prospectus, there are no pre-funded warrants outstanding from the April Offering. For additional information regarding the April 2023 Common Warrants, see “Description of our Capital Stock”.

Pursuant to a securities purchase agreement entered into with certain investors in the April Offering, we agreed that for a period of 90 days from the close of the April Offering, that we would not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or securities convertible or exercisable into Common Stock or file a registration statement with the SEC to register our securities, subject to certain exceptions. The investors to the securities purchase agreement in the April Offering, excluding 3i, LP, have agreed to waive that provision and permit the offering of our Common Stock, pre-funded warrants and common warrants in exchange for (i) the repricing of the exercise price of the April 2023 Common Warrant to the exercise price of the common warrant offered in this offering if the exercise price of the common warrant is lower than the then-current April 2023 Common Warrant exercise price; and (ii) extending the termination date of the April 2023 Common Warrant to the date of termination of the common warrants offered in this offering. 3i, LP and the Company have entered into a separate limited waiver and amendment agreement, as discussed below.

Amendment to April 2023 Common Warrants Issued in the April Offering

In connection with this offering, we may amend the terms of the April 2023 Common Warrants, which were previously issued in connection with the April Offering, to reduce the exercise price of such warrants and to extend the term during which those warrants could remain exercisable.

3i LP Transactions

On April 19, 2023, 3i, LP, the sole former holder of our Series C Convertible Redeemable Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”) and outstanding secured promissory notes, and sole holder of our Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and the Exchange Warrant (as defined below), provided the Company with a loan for $350,000, evidenced by a Secured Promissory Note dated April 19, 2023 (the “April Note”), which required a mandatory conversion of the principal into 486 shares of Series A Preferred Stock (the “Note Conversion Shares”) subject to and upon the closing of the April Offering. Upon the closing of the April Offering, the Note Conversion Shares were issued to 3i, LP and the April Note was cancelled.

On April 20, 2023, the Company entered into a certain Modification and Exchange Agreement, as amended on May 26, 2023 (the “Exchange Agreement”) with 3i, LP pursuant to which the parties agreed to, among other things, (i) amend and restate the Series A COD, which among other things, eliminates the Series A Preferred Stock redemption right and dividend (except for certain exceptions as specified in the Series A COD), and provides for the conversion of Series A Preferred Stock into Common Stock at a conversion price of $30.00 which is equal to the price for a share of Common Stock sold in the April Offering, (ii) exchange 50,000 shares of Series C Preferred Stock (the “Series C Shares”) beneficially owned by 3i, LP for 5,577 shares of Series A Preferred Stock (the “Exchange Shares”), (iii) exchange the warrant issued in a financing on December 20, 2021, (the “PIPE Warrant”) held by 3i, LP for a new warrant (the “Exchange Warrant”), which reflects an exercise price of $30.00 and represents a right to acquire 315,085 shares of Common Stock, which is subject to adjustment upon the closing of this offering (“New Warrant Shares”). On April 21, 2023, the closing of the transactions contemplated by the Exchange Agreement occurred and the Exchange Warrant and the Exchange Shares were issued to 3i, LP, and the PIPE Warrant and the Series C Shares were cancelled.

In addition, the Company entered into a Cancellation of Debt Agreement dated April 20, 2023 (the “Cancellation of Debt Agreement”), which became effective as of the April 21, 2023. Upon the closing of the April Offering, pursuant to the terms of the Cancellation of Debt Agreement, all of the Company’s outstanding indebtedness under the following four secured promissory notes issued pursuant to Secured Note Purchase Agreement dated November 22, 2022 between the Company and 3i, LP (collectively the “3i, LP Promissory Notes”): the first note was for an aggregate principal amount of $350,000 (which purchase price was paid in form of cash was received in November 2022); the second note was for the principal amount of $1,666,640 and which represents the payment of $1,666,640 due to 3i, LP in Alternative Conversion Floor Amounts, as defined in the Certificate of Designations of Series A Preferred Stock filed with the Delaware Secretary of State in December 2021 (the “Original Series A COD”), that began to accrue on July 14, 2022; the third note was for an aggregate principal amount of $650,000 which purchase price was paid in cash on December 30, 2022; and the fourth note was for the aggregate principal amount of $350,000 (which purchase price was paid in cash on April 11, 2023) and the Alternative Conversion Amount (as defined in the Cancellation of Debt Agreement ) due by the Company to 3i, LP were paid in full. Accordingly, any and all obligations in connection therewith were extinguished without any additional further action on the part of 3i, LP upon payment of $3,347,583 in cash from a portion of the proceeds from the April Offering. In addition, pursuant to such agreement, 1,550 shares of Series A Preferred Stock (the “Redemption Shares”) beneficially owned by 3i, LP were redeemed in full for a purchase price of $1,652,416, which redemption price was paid in cash from the portion of the proceeds from the closing of the April Offering. The Company also entered into a first amendment to the registration rights agreement dated May 20, 2021 (“RRA”), which became effective upon the closing of the April Offering to amend certain defined terms under the RRA to include the Exchange Shares, the New Warrant Shares and the Note Conversion Shares (the “Amended RRA”).

On June 6, 2023, 3i, LP and Company entered into a separate limited waiver and amendment agreement whereby 3i, LP (“3i Waiver Agreement”) agreed to waive certain rights granted under a Series A Preferred Stock securities purchase agreement dated December 20, 2021, the Exchange Agreement and the securities purchase agreement related to the April Offering in exchange for (i) amending the conversion price of the Series A Preferred Stock to equal the public offering price of the shares of Common Stock in this offering if the public offering price of the shares of Common Stock in this offering is lower than the then-current conversion price of the Series A Preferred Stock; (ii) participating in this offering, at its option, under the same terms and conditions as other investors, of which proceeds from 3i, LP’s participation will be used to redeem a portion of shares of Series A Preferred Stock 3i, LP received from the Exchange Agreement; and (iii) (1) the repricing of the exercise price of the April 2023 Common Warrant to the exercise price of the common warrant offered in this offering if the exercise price of the common warrant is lower than the then-current exercise price of the April 2023 Common Warrant; and (2) extending the termination date of the April 2023 Common Warrant to the date of termination of the common warrants offered in this offering.

Series A Preferred Stock Conversions

From March 31, 2023 to June 29, 2023, pursuant to the exercise of conversion by 3i, LP, we issued 479,709 shares of Common Stock to 3i, LP upon the conversion of 7,520 shares of Series A Preferred Stock based on a conversion price ranging from $30.00 to $70.80. No proceeds were received by the Company upon such conversion. As of June 29, 2023, there were 6,047 shares of Series A Preferred Stock issued and outstanding.

Amended and Restated Certificate of Designations of Series A Preferred Stock; Amendment

On April 21, 2023, in connection with the transactions contemplated under the Exchange Agreement, the Company filed the Series A COD with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). The Series A COD eliminated the Series A Preferred Stock redemption right and dividend (except for certain exceptions as specified therein), and provided for the conversion of Series A Preferred Stock into Common Stock at a conversion price equal to the price for a share of Common Stock sold in the April Offering, $30.00 per share, and based on a stated value of $1,080 per share.

On May 30, 2023, the Company filed an amendment to the Amended and Restated Certificate of Designations for the Series A Preferred Stock with the Delaware Secretary of State (“Amended COD”) to amend the voting rights of the Series A Preferred Stock which among other things provided additional voting rights to the Series A Preferred Stock.

Under the Amended COD, holders of the Series A Preferred Stock have the following voting rights: (1) holders of the Series A Preferred Stock have a right to vote on all matters presented at the Special Meeting together with the Common Stock as a single class on an “as converted” basis using the conversion price of $30.00 and based on stated value of $1,080 subject to a beneficial ownership limitation of 9.99%, and (2), in addition, holders of Series A Preferred Stock have granted the Board the right to vote, solely for the purpose of satisfying quorum and casting the votes necessary to adopt a reverse stock split of the Company’s issued and outstanding shares of Common Stock (the “Reverse Stock Split Proposal”) and to adjourn any meeting of stockholders called for the purpose of voting on reverse stock split (the “Adjournment Proposal”) under Delaware law, that will “mirror” the votes cast by the holders of shares of Common Stock and Series A Preferred Stock, voting together as a single class, with respect to the Reverse Stock Split Proposal and the Adjournment Proposal. The number of votes per each share of Series A Preferred Stock that may be voted by the Board shall be equal to the quotient of (x) the sum of (1) the original aggregated stated value of the Series A Preferred Stock when originally issued on December 20, 2021 (calculated based on the original stated value of $1,000 of the Series A Preferred Stock multiplied by 20,000 shares of Series A Preferred Stock) and (2) $1,200,000, which represents the purchase price of the Series C Preferred Stock when originally issued; divided by (y) the conversion price of $30.00. If the Board decides to cast the vote, it must vote all votes created by Amended COD in the same manner and proportion as votes cast by the holders of Common Stock and Series A Preferred Stock, voting as single class. The Series A Preferred Stock voting rights granted to the holders thereof relating to the Reverse Stock Split Proposal and the Adjournment Proposal 2 expire automatically on July 31, 2023.

In addition, among other things, the Reverse Stock Split Proposal, the effectuation of the June Reverse Stock Split, and the amendment to the Company’s Certificate of Incorporation, are subject to the consent by the holders of a majority of the then outstanding shares of Series A Preferred Stock. Such consent was received on June 27, 2023.

Notice of Breach From Novartis Pharma AG

Pursuant to a license agreement with Novartis dated April 6, 2018, through our wholly-owned subsidiary Allarity Therapeutics Europe ApS, we have the right to use dovitinib used in combination with stenoparib to address the second-line or later treatment of metastatic ovarian cancer. Under the terms of the license agreement, we are required to make certain milestone payments, including a payment of $1,500,000 which was due on April 1, 2023. We did not make that milestone payment, and on April 4, 2023, Novartis sent a notice of breach under the license agreement to Allarity Therapeutics Europe ApS stating that it has 30 days from April 4, 2023, to cure. See “RISK FACTORS -Risks Related to Our Business -We are in default under our license agreement with Novartis.”  We are trying to revise the payment terms of the Novartis license agreement and in April 2023 we paid Novartis $100,000. As of the date of this prospectus, Novartis has not enforced its default notice, but no assurance can be given that it will not enforce the default notice in the future.

Stenoparib Exclusive License Agreement with Eisai Inc.

The Company previously entered into an Exclusive License Agreement with Eisai effective July 12, 2022 (the “Exclusive License Agreement”). In consideration for extension of certain deadlines and payment obligations, the Company has entered into several amendments to the Exclusive License Agreement. On May 26, 2023, the Company and Eisai entered into a fourth amendment to the Exclusive License Agreement with an effective date of May 16, 2023, to postpone the extension payment, restructure the payment schedule and extend the deadline to complete enrollment in a further Phase 1b or Phase 2 Clinical Trial for the Stenoparib (the “Product”). The Company agreed to pay Eisai in periodic payments as follows: (i) one hundred thousand dollars ($100,000) which has been paid; (ii) fifty thousand dollars ($50,000) within ten (10) days of execution of the fourth amendment; (iii) one hundred thousand dollars ($100,000) upon completion of a capital raise; and (iv) eight hundred and fifty thousand dollars ($850,000) on or before March 1, 2024. The Company will have until April 1, 2024, to complete enrollment in a further Phase 1b or Phase 2 Clinical Trial of the Product. If the Company has not achieved successful completion of a further Phase 1b or Phase 2 Clinical Trial of the Product prior to April 1, 2024, Eisai may terminate the Exclusive License Agreement in its entirety, in its sole discretion on at least 120 days prior written notice. See “RISK FACTORS -Risks Related to Our Business -Our License Agreement with Eisai is Subject to Risk.”

Nasdaq Notification and Appeal Hearing

As previously disclosed on Form 8-K filed with the SEC on October 14, 2022, we received a letter from Nasdaq Listing Qualifications on October 12, 2022 notifying us that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended June 30, 2022 (the “June Form 10-Q”), did not satisfy the continued listing requirement under Nasdaq Listing Rule 5450(b)(1)(A) for The Nasdaq Global Market, which requires that a listed company’s stockholders’ equity be at least $10.0 million. As reported on the June Form 10-Q, the Company’s stockholders’ equity as of June 30, 2022 was approximately $8.0 million. Pursuant to the letter, we were required to submit a plan to regain compliance with Nasdaq Listing Rule 5450(b)(1)(A) by November 26, 2022. After discussions with the Nasdaq Listing Qualifications staff, on December 12, 2022, we filed a plan to regain and demonstrate long-term Nasdaq Listing Qualifications compliance including seeking to phase-down to The Nasdaq Capital Market. On December 21, 2022, we received notification from the Nasdaq Listing Qualifications staff that they have granted the Company’s request for an extension until April 10, 2023, to comply with this requirement.

On April 11, 2023, we received notification from the Nasdaq Listing Qualifications staff that it has determined that the Company did not meet the terms of the extension. Specifically, the Company did not complete its proposed transactions and was unable to file a Form 8-K by the April 10, 2023 deadline evidencing compliance with Nasdaq Listing Rule 5450(b)(1)(A). As a result, the Company’s securities will be delisted from The Nasdaq Global Market unless the Company appeals the Nasdaq Listing Qualifications staff’s decision. The Company filed a notice of appeal and on May 18, 2023 the Company presented its appeal before the Nasdaq hearings panel.

Subsequent to the May 18, 2023 hearing, on May 23, 2023, we received notification from the Nasdaq Listing Qualifications staff that stated because we have not complied with Nasdaq Listing Rule 5450(a)(1) regarding a bid price of $1.00 by May 22, 2023, this non-compliance will be considered by the Nasdaq hearings panel as to whether our Common Stock should be delisted on The Nasdaq Stock Market LLC. We had until May 30, 2023, to present our view to the Nasdaq hearings panel and we provided additional information to the Nasdaq hearings panel by such date.

On June 6, 2023, we received a letter from the Nasdaq hearings panel that granted the Company’s request for continued listing on the Nasdaq Stock Market LLC until July 1, 2023 and the Company’s transfer to The Nasdaq Capital Market, subject to the following conditions: (1) on or before July 1, 2023, the Company shall demonstrate compliance with Nasdaq Listing Rule 5450(b)(1) dealing with primary equity securities listed on the Global Market, and on or before July 1, 2023, the Company shall demonstrate compliance with Nasdaq Listing Rule 5450(a)(1) dealing with a minimum bid of $1.00 per share. The Nasdaq hearings panel reserves the right to reconsider its grant based on any event, condition or circumstance that exists or develops that would make continue listing of the Company’s securities on The Nasdaq Stock Market inadvisable or unwarranted. The Company intends to seek further clarification from the Nasdaq hearings panel as to the timing of meeting the conditions set forth in their letter. No assurance can be given that the Company will meet the conditions set forth in the Nasdaq hearings panel letter and that our shares of common stock will continue to be listed on The Nasdaq Stock Market LLC. On June 14, 2023, we received a clarification letter from Nasdaq granting the Company’s request for continued listing on The Nasdaq Capital Market and transfer to The Nasdaq Capital Market subject to the following: (1) on or before July 10, 2023, the Company will demonstrate compliance with Listing Rule 5550(a)(2); and (2) on or before July 14, 2023, the Company will demonstrate compliance with Listing Rule 5550(b). As further discussed below, on June 28, 2023, we received notification from Nasdaq Listing Qualifications that because we transferred to The Nasdaq Capital Market, we have regained compliance with Listing Rule 5550(a)(5) because our Market Value of Publicly Held Shares (“MVPHS”) has been $1,000,000 or greater for at least 10 consecutive business days.

Shareholder Letter

On May 31, 2023, we received a letter from an attorney purportedly representing a shareholder of the Company questioning certain information contained in our preliminary proxy statement for our Special Meeting, and questioning our ability under Delaware law to amend the Original Series A COD to provide for voting rights to the holders thereof without seeking approval from the holders of our common stock. We have clarified any perceived inconsistent statements regarding voting procedures for the matters to be voted upon at the Special Meeting in our definitive proxy statement filed with the SEC, and believe that, contractually, we are authorized to provide for voting rights to the holders of the Series A Preferred Stock without seeking approval by the holders of our common stock.

THE OFFERING

Common Stock offered by us	Up to 2,049,180 shares based on an assumed combined public offering price of $7.32, which is equal to the last sale price of our Common Stock as reported by The Nasdaq Capital Market on June 29, 2023.

Common Warrants offered by us	Common warrants to purchase up to 2,049,180 shares of our Common Stock, which will be exercisable during the period commencing on the date of their issuance and ending five years from such date at an exercise price of $__ per share of Common Stock. The common warrants will be sold together with the Common Stock but issued separately from the Common Stock and may be transferred separately immediately thereafter. A common warrant to purchase one share of our Common Stock will be issued for every share of Common Stock purchased in this offering.

Pre-Funded Warrants offered by us	We are also offering to certain purchasers whose purchase of our Common Stock in this offering would otherwise result in the purchaser, together with its affiliates, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock immediately following the consummation of this offering, the opportunity to purchase pre-funded warrants (together with the common warrants, the “Warrants”) in lieu of Common Stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of Common Stock. Each pre-funded warrant will be exercisable for one share of Common Stock. The purchase price of each pre-funded warrant and the accompanying common warrant will equal the price at which the Common Stock and the accompanying common warrant are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per share. The pre-funded warrants will be exercisable immediately and may be exercised at any time until exercised in full. For each pre-funded warrant we sell, the number of shares of Common Stock we are offering will be decreased on a one-for-one basis. Because we will issue one common warrant for each share of Common Stock and for each pre-funded warrant to purchase one share of Common Stock sold in this offering, the number of common warrants sold in this offering will not change as a result of a change in the mix of the shares of our Common Stock and pre-funded warrants sold.

Public Offering Price	$__ per share of Common Stock and accompanying common warrant or $__ per pre-funded warrant and accompanying common warrant, as applicable.

Best Efforts	We have agreed to issue and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 38 of this prospectus.

Shares of Common Stock to be Outstanding Immediately After this Offering (1)	Up to 2,552,745 shares of Common Stock (assuming the sale of the maximum number of shares of Common Stock in this offering, at the assumed combined public offering price of $7.32, the closing sale price of our Common Stock on the Nasdaq Capital Market on June 29, 2023, and no sale of any pre-funded warrants but excluding the number of shares of Common Stock issuable upon exercise of common warrants sold in this offering).

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $13.610 million (assuming the sale of all securities offered hereby at the combined public offering price of $7.32, based on the closing sale price of our Common Stock on the Nasdaq Capital Market on June 29, 2023, and assuming no sale of any pre-funded warrants and no exercise of the common warrants issued in connection with this offering) after deducting the placement agent fees and estimated offering expenses payable by us. We intend to use a portion of the net proceeds to make payments under each of the Novartis and Eisai license agreements, to initiate our clinical trials, to pay off the 3i June Promissory Note, to pay account payables and accrued liabilities outstanding, and for working capital and general corporate purposes. The amount of net proceeds and payments therefrom will depend on the actual amount of the proceeds we will receive from the offering and will be subject to the discretion of and timing by the Board of Directors. In addition, 3i, LP, the sole holder of our Series A Preferred Stock and holder of our warrants to purchase 481,752 shares of Common Stock, may participate in this offering on the same terms and conditions as other purchasers, and we intend to use the 3i Proceeds, if any, to repurchase a portion of the outstanding shares of Series A Preferred Stock owned by 3i, LP. See section titled “Use of Proceeds” on page 23 of this prospectus.

Risk Factors	You should read the “Risk Factors” section beginning on page 12 of this prospectus and in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022, and Quarterly Report on Form 10-Q for the three-month period ended March 31, 2023, which is incorporated herein by reference for a discussion of factors that you should consider before investing in our securities.

Trading Symbol	Our shares of Common Stock are listed on The Nasdaq Capital Market under the symbol “ALLR.” There is no established public trading market for the common warrants and pre-funded warrants to be sold in this offering and we do not expect a market to develop. In addition, we do not intend to apply for listing of the common warrants or pre-funded warrants on The Nasdaq Capital Market, any other national securities exchange or any other trading system.

Transfer Agent	The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

(1)	The number of shares of Common Stock that will be outstanding after this offering as shown above is based on 503,566 shares of Common Stock outstanding as of June 29, 2023, and excludes the following:

●	412 shares Common Stock issuable pursuant to options outstanding as of June 29, 2023, with a weighted-average exercise price of $7,633.85;

●	1,401 shares of Common Stock available under our 2021 Equity Incentive Plan (“2021 Plan”) as of June 29, 2023;

●	315,085 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $30.00; subject to adjustment based on the public offering price of this offering;

●	250,000 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $34.00 per share, which may subject to adjustment based on the public offering price of this offering;

●	816,345 shares of Common Stock issuable upon conversion of 6,047 shares of Series A Preferred Stock outstanding held by 3i, LP as of June 29, 2023, at the Series A Preferred Stock Conversion Price of $8.00 per share, subject to adjustment based on the public offering price of this offering and based on the stated value of $1,080 per share;

●	up to 2,049,180 shares of Common Stock issuable upon the exercise of the common warrants to be issued in connection with this offering.

Unless otherwise indicated, all information in this prospectus assumes:

●	no exercise of the outstanding options, warrants, or conversion of outstanding shares of Series A Preferred Stock described above; and

●	no exercise of the common warrants or pre-funded warrants sold in this offering.

SUMMARY HISTORICAL FINANCIAL INFORMATION

The following summary historical financial information of Allarity set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and the related notes thereto incorporated by reference in this prospectus.

The summary consolidated balance sheet data as of December 31, 2021 and 2022 and summary consolidated statements of operations and comprehensive loss data for the years ended December 31, 2021 and 2022 are derived from our audited consolidated financial statements incorporated by reference in this prospectus. The summary consolidated balance sheet data as of March 31, 2022 and 2023 and summary consolidated statements of operations and comprehensive loss data for three months ended March 31, 2022 and 2023 are derived from our unaudited consolidated financial statements incorporated by reference in this prospectus. The historical results are not necessarily indicative of the results to be expected in the future. Share and per share calculations gives effect to the Share Consolidations.

In thousands, except share data	As of December 31,		As of March 31,
	2021	2022	2022	2023
Consolidated Balance Sheet Data:
Total assets	$49,633	$14,544	$31,290	$12,702
Total liabilities	30,849	12,654	14,416	13,041
Total mezzanine equity	632	2,003	2,142	2,763
Total stockholders’ equity (deficit)	$18,152	$(113)	$14,732	$(3,102)

	Year Ended December 31,		Three Months Ended March 31,
	2021	2022	2022	2023
Consolidated Statements of Operations and Comprehensive Loss Data
Revenue	$—	$—	$—	$—

Operating expenses
Research and development	14,196	6,930	1,289	1,427
Impairment of intangible assets	—	17,571	14,007	—
General and administrative	12,360	9,962	3,013	2,232
Total operating expenses	26,556	34,463	18,309	3,659
Loss from operations	(26,556)	(34,463)	(18,309)	(3,659)

Other income (expenses)
Gain from the sale of IP	1,005	1,780	1,780	—
Interest income	—	30	—	4
Interest expense	(499)	(223)	(39)	(92)
Finance expenses	(1,347)	—	—	(9)
Loss on investment	(495)	(115)	(36)	—
Foreign exchange gains (losses)	(95)	(913)	(269)	95
Change in fair value adjustment of derivative and warrant liabilities	2,087	17,579	12,566	309
Penalty on Series A Preferred stock liability	—	(800)	—	—
Non-cash interest expense related to beneficial conversion feature of convertible debt	(141)	—	—	—
Change in fair value of convertible debt	(474)	—	—	—
Net other income	41	16,884	14,002	307
Net loss before tax benefit (expense)	(26,515)	(17,579)	(4,307)	(3,352)
Income tax benefit (expense)	(133)	1,521	1,227	—
Net loss	(26,648)	(16,058)	(3,080)	(3,352)
Deemed dividend of 5% on Series C Convertible Preferred stock	—	—	—	(4)
Deemed dividend of 8% on Series A Convertible Preferred stock	—	(1,572)	(1,572)	—
Cash obligations on converted Series A Convertible Preferred stock	—	(3,421)	—	—
Net loss attributable to common stockholders	$(26,648)	$(21,051)	(4,652)	(3,356)

Basis and diluted net loss per share applicable to common stockholders	$(146.67)	$(77.36)	$(19.64)	$(4.43)
Basic and diluted weighted average common shares outstanding	181,686	272,204	236,811	758,144

Other comprehensive loss, net of tax:
Net loss	$(26,648)	$(16,058)	$(3,080)	$(3,352)
Change in cumulative translation adjustment	(1,966)	(121)	(214)	84
Change in fair value attributable to instrument specific credit risk	(9)	—	—	—
Total comprehensive loss attributable to common stockholders	$(28,623)	$(16,179)	$(3,294)	$(3,268)

RISK FACTORS

An investment in our securities is subject to a number of risks, including risks related to this offering, our business and industry, as well as risks related to our shares of Common Stock. You should carefully consider all of the information in this prospectus and the documents incorporated by reference into this prospectus, including our financial statements and related notes, before making an investment in our securities The occurrence of any of the adverse developments described in the following risk factors and risk factors incorporated by reference could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our Common Stock could decline, and you may lose all or part of your investment. In addition, please read the information in the section entitled “Risk Factors” on page 12 of this prospectus and in Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, which are incorporated herein by reference, for a more thorough description of these and other risks.

Risks Related to Our Business

We have insufficient cash to continue our operations, our continued operations are dependent on us raising capital and these conditions give rise to substantial doubt over the Company’s ability continue as a going concern

As of March 31, 2023, we had $295,000 in cash, and an accumulated deficit of $85.9 million. We had a working capital deficit of $8.6 million. On April 21, 2023, the Company completed a public offering financing and received net proceeds (after costs of the April Offering, payment of 3i, LP Promissory Notes and Redemption Shares) of approximately $1.9 million, which has been determined to be insufficient to fund the Company’s operations for longer than approximately three months. Further, we believe that our existing cash and cash equivalents as of June 29, 2023, and our anticipated expenditures and commitments for the next twelve months, will not enable us to fund our operating expenses and capital expenditure requirements for the twelve months from the date of this prospectus. These conditions give rise to substantial doubt over the Company’s ability to continue as a going concern. We will need to raise additional capital after to support our operations and execute our business plan. We will be required to pursue sources of additional capital through various means, including debt or equity financings. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other convertible securities that will have additional dilutive effects. We cannot assure that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us and may cause existing shareholders both book value and ownership dilution. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, and the fact that we have not been profitable, which could impact the availability and cost of future financings. If the amount of capital we are able to raise from financing activities is not sufficient to satisfy our capital needs, we may have to reduce our operations accordingly.

We are in default under our license agreement with Novartis

Pursuant to a license agreement with Novartis and our wholly-owned subsidiary Allarity Therapeutics Europe ApS dated April 6, 2018, we have the right to use dovitinib used in combination with stenoparib to address the second-line or later treatment of metastatic ovarian cancer. Under the terms of the license agreement, we are required to make certain milestone payments, including a payment of $1,500,000 which was due on April 1, 2023. We did not make that milestone payment, and on April 4, 2023, we received notice from Novartis stating that Allarity Therapeutics Europe ApS is in breach of the license agreement and has 30 days from April 4, 2023, to cure. Subsequent to our April Offering, at the end of April 2023, we made a payment of $100,000 to Novartis. We intend to cure this breach by making the milestone payments from proceeds of this offering and/or working with Novartis on an alternate payment structure. However, no assurance can be given that Novartis will accept an alternative payment structure and if we fail to make the milestone payments, Novartis does not agree to an alternative payment structure or we are otherwise in breach of the license agreement, we may lose our right to use dovitinib which will adversely affect our ability to conduct our clinical trials and to achieve our business objectives and adversely affect our financial results.

We are delinquent in our payment to Eisai

In consideration for extension of certain deadlines and payment obligations, the Company entered in several amendments to an Exclusive License Agreement with Eisai. On May 26, 2023, the Company and Eisai entered into a fourth amendment to the Exclusive License Agreement with an effective date of May 16, 2023, under which the Company agreed to pay Eisai in periodic payments as follows: (i) one hundred thousand dollars ($100,000) which has been paid; (ii) fifty thousand dollars ($50,000) within ten (10) days of execution of the fourth amendment; (iii) one hundred thousand dollars ($100,000) upon completion of a capital raise; and (iv) eight hundred and fifty thousand dollars ($850,000) on or before March 1, 2024. Under the Exclusive License Agreement, the Company will have until April 1, 2024, to complete enrollment in a further Phase 1b or Phase 2 Clinical Trial of the Product. If the Company has not achieved successful completion of a further Phase 1b or Phase 2 Clinical Trial of the Product prior to April 1, 2024, Eisai may terminate the Agreement in its entirety, in its sole discretion on at least 120 days prior written notice. In light of our financial condition and dependence on financing for our operations, we may be unable to meet the payment requirements under the fourth amendment and we may lose our right to use Stenoparib, which will adversely affect our ability to conduct our clinical trials and to achieve our business objectives and adversely affect our financial results.

Our assets are subject to a Security Agreement with 3i, LP and an event of default under the 3i June Promissory Note could adversely affect our business, financial condition, results of operations or liquidity.

Under the 3i June Promissory Note, 3i, LP is a secured party and upon an event of default under the Security Agreement and the 3i June Promissory Note, 3i, LP, which among other occurrences including delisting by Nasdaq, will have a right to the collateral granted to them and we may lose our ownership interest in our assets, including our shares in our wholly owned subsidiaries Allarity Acquisition Subsidiary, Inc. and Allarity Therapeutics A/S and our intellectual property rights including our patents, trademarks and copyrights. In the event we default under the 3i June Promissory Note, our default could adversely affect our business, financial condition, results of operations and liquidity.

Risks Related to Owning our Securities and this Offering

We currently do not satisfy The Nasdaq Capital Market continued listing requirements and if we fail to regain compliance our Common Stock will be delisted.

The listing of our Common Stock on The Nasdaq Capital Market is contingent on our compliance with The Nasdaq Capital Market’s conditions for continued listing. On April 20, 2022, we received notice from the Nasdaq Listing Qualifications stating that because we had not yet filed our Annual Report on Form 10-K for the year ended December 31, 2021 (the “Form 10-K”) by its due date, we were no longer in compliance with the listing requirement which requires listed companies to timely file all required periodic financial reports with the SEC. On May 17, 2022, we filed our Form 10-K with the SEC. Subsequent to the filing of the Form 10-K, we were late in filing our Form 10-Q for the quarterly periods ended March 31, 2022, and June 30, 2022.

On October 12, 2022, we received a letter from Nasdaq Listing Qualifications notifying us that the Company’s stockholders’ equity as reported in its Quarterly Report on Form 10-Q for the period ended June 30, 2022 (the “June Form 10-Q”), did not satisfy the continued listing requirement under Nasdaq Listing Rule 5450(b)(1)(A) for The Nasdaq Global Market, which requires that a listed company’s stockholders’ equity be at least $10.0 million. As reported on the June Form 10-Q, the Company’s stockholders’ equity as of June 30, 2022 was approximately $8.0 million. Pursuant to the letter, we were required to submit a plan to regain compliance with Nasdaq Listing Rule 5450(b)(1)(A) by November 26, 2022. After discussions with the Nasdaq Listing Qualifications staff, on December 12, 2022, we filed a plan to regain and demonstrate long-term Nasdaq Listing Qualifications compliance including seeking to phase-down to The Nasdaq Capital Market. On December 21, 2022, we received notification from the Nasdaq Listing Qualifications staff that they have granted us an extension of time until April 10, 2023, to regain and evidence compliance with Nasdaq Listing Rule 5450(b)(1)(A). On April 11, 2023, we received notification from the Nasdaq Listing Qualifications staff that it has determined that the Company did not meet the terms of the extension. Specifically, the Company did not complete its proposed transactions and was unable to file a Form 8-K by the April 10, 2023 deadline, evidencing compliance with Nasdaq Listing Rule 5450(b)(1)(A), and, as a result, the staff notification indicated that Company’s Common Stock will be delisted from The Nasdaq Global Market. In that regard, unless the Company requests an appeal of such determination by April 18, 2023, trading of the Company’s Common Stock will be suspended at the opening of business on April 20, 2023, and a Form 25-NSE will be filed with the SEC which will remove the Company’s Common Stock from listing and registration on The Nasdaq Stock Market LLC. The Company requested an appeal for such determination, and on May 18, 2023, the Company had its appeal hearing before the Nasdaq hearings panel.

On November 21, 2022, the Company received written notice from Nasdaq Listing Qualifications indicating that the Company is not in compliance with the minimum bid price requirement of $1.00 per share under the Nasdaq Listing Rules. Based on the closing bid price of the Company’s listed securities for the last 30 consecutive business days from October 10, 2022 to November 18, 2022, the Company no longer met the minimum bid price requirement set forth in Listing Rule 5550(a)(2). Under Nasdaq Listing Rules, we are provided with a compliance period of 180 calendar days, or until May 22, 2023, to regain compliance under the Nasdaq Listing Rules. In the event we do not regain compliance by May 22, 2023, we may be eligible for additional time to regain compliance. On March 24, 2023, we effected the 1-for-35 share consolidation of our Common Stock in order to attempt to meet the minimum bid requirement of $1.00 per share.  On May 23, 2023, we received a letter from the staff of Nasdaq Regulation that the Company did not regain compliance of the minimum bid price requirement of $1.00 by May 22, 2023, and as a result, the Nasdaq hearings panel will consider this matter in their decision regarding the Company’s continued listing on The Nasdaq Global Market. On June 23, 2023, we held the Special Meeting of our stockholders to consider the adoption of an amendment to our certificate of incorporation to effect a reverse stock split within a range of 15 for 1 to 50 for 1 with the exact ratio to be determined by the Board and approved by the holder of our Series A Preferred Stock and we have informed the Nasdaq hearings panel of our Special Meeting. On June 23, 2023, at the Special Meeting, the June Reverse Stock Split Proposal was approved by the stockholders of the Company and subsequently the Board determined a fixed ratio of 40 for 1. The June Share Consolidation was effectuated on June 28, 2023.

On December 20, 2022, we received a written notice from Nasdaq Listing Qualifications indicating that we are not in compliance with the minimum MVPHS of $5,000,000 requirement under the Nasdaq Listing Rules Based on our MVPHS for the thirty-one (31) consecutive business days from November 4, 2022 to December 19, 2022, we no longer meet the minimum MVPHS requirement set forth in Listing Rule 5450(b)(1)(C). Under Nasdaq Listing Rules, we are provided with a compliance period of 180 calendar days, or until June 19, 2023 to regain compliance. To regain compliance under Nasdaq Listing Rules, our MVPHS must close at $5,000,000 for a minimum of ten (10) consecutive business days. In the event we do not regain compliance by June 19, 2023, we anticipate receiving a letter from Nasdaq Listing Qualifications seeking our delisting in which case, we will appeal to the Nasdaq hearings panel. On June 28, 2023, we received notification from Nasdaq Listing Qualifications that because we transferred to The Nasdaq Capital Market, we have regained compliance with Listing Rule 5550(a)(5) because our MVPHS has been $1,000,000 or greater for at least 10 consecutive business days.

On February 8, 2023, we received notice from Nasdaq Listing Qualifications stating that due to the resignation of Soren G. Jensen from the Company’s board and audit committee, effective on February 4, 2023, the Company no longer complies with Nasdaq’s Listing Rules’ independent director and audit committee requirements as set forth in Nasdaq Listing Rules 5605(b)(1)(A) and 5605(c)(4) which requires a majority of the board of directors to be comprised of independent directors and an audit committee of at least three independent directors. The February 8, 2023 Nasdaq Listing Qualification notice has no immediate effect on the listing or trading of the Company’s Common Stock on the Nasdaq Global Market. In accordance with Nasdaq Listing Rules, we have a cure period to regain compliance as follows: (i) until the earlier of the Company’s next annual shareholders’ meeting or February 4, 2024; or (ii) if the next annual shareholders’ meeting is held before August 3, 2023, then the Company must evidence compliance no later than August 3, 2023. The Company’s board is currently seeking to appoint a new independent director who will also qualify under the Nasdaq Listing Rules to serve as a member of the audit committee, and intends to regain compliance with the Nasdaq Listing Rules as soon as practicable.

On June 6, 2023, we received a letter from the Nasdaq hearings panel that granted the Company’s request for continued listing on the Nasdaq Stock Market LLC until July 1, 2023 and the Company’s transfer to The Nasdaq Capital Market, subject to the following conditions: (1) on or before July 1, 2023, the Company shall demonstrate compliance with Nasdaq Listing Rule 5450(b)(1) dealing with primary equity securities listed on the Global Market, and on or before July 1, 2023, the Company shall demonstrate compliance with Nasdaq Listing Rule 5450(a)(1) dealing with a minimum bid of $1.00 per share. The Nasdaq hearings panel reserves the right to reconsider its grant based on any event, condition or circumstance that exists or develops that would make continue listing of the Company’s securities on The Nasdaq Stock Market inadvisable or unwarranted. The Company intends to seek further clarification from the Nasdaq hearings panel as to the timing of meeting the conditions set forth in their letter. No assurance can be given that the Company will meet the conditions set forth in the Nasdaq hearings panel letter and that our shares of common stock will continue to be listed on The Nasdaq Stock Market LLC. On June 14, 2023, we received a clarification letter from Nasdaq granting the Company’s request for continued listing on The Nasdaq Capital Market and transfer to The Nasdaq Capital Market, subject to the following: (1) on or before July 10, 2023, the Company will demonstrate compliance with Listing Rule 5550(a)(2); and (2) on or before July 14, 2023, the Company will demonstrate compliance with Listing Rule 5550(b). In the event we do not meet The Nasdaq Capital Market listing conditions set forth by the Nasdaq hearings panel, we intend to go back to the Nasdaq hearings panel to seek additional time to comply with such conditions.

If we fail to meet the Nasdaq listing requirements and do not regain compliance, we will be subject to delisting by Nasdaq. In the event our Common Stock is no longer listed for trading on The Nasdaq Capital Market, our trading volume and share price may decrease and you may have a difficult time selling your shares of Common Stock. In addition, we may experience difficulties in raising capital which could materially adversely affect our operations and financial results. Further, delisting from Nasdaq markets could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees. Finally, delisting could make it harder for you and the Company to sell the securities and hard for us to raise capital.

We may not apply the 3i Proceeds in a manner that will increase the value of your investment.

We intend to use the 3i Proceeds received in this offering to repurchase a portion of the shares of Series A Preferred Stock owned by 3i, L.P. The use of the 3i Proceeds to purchase a portion of their shares of Series A Preferred Stock instead of using such proceeds for working capital or otherwise in furtherance of the Company’s business objectives may not increase the value of your investment. In addition, we intend to use a portion of the proceeds (other than from 3i, L.P.) from this offering to pay off the 3i June Promissory Note.

There is no public market for the pre-funded warrants and common warrants to purchase common stock in this offering.

There is no established public trading market for the pre-funded warrants and common warrants that are being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants and common warrants on any national securities exchange or other trading market. Without an active market, the liquidity of the pre-funded warrants and common warrants will be limited.

The holders of the pre-funded warrants and common warrants will have no rights as common stockholders until such holders exercise their pre-funded warrants or common warrants and acquire shares of our common stock.

Except by virtue of such holder’s ownership of shares of our Common Stock, the holder of a pre-funded warrant and common warrant will not have the rights or privileges of a holder of our Common Stock, including any voting rights, until such holder exercises the pre-funded warrant and common warrant. Upon exercise of the pre-funded warrant or common warrant, the holders will be entitled to exercise the rights of a stockholder of Common Stock only as to matters for which the record date occurs after the exercise date.

Because the public offering price of our securities will be substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock following this offering, new investors will experience immediate and substantial dilution.

The assumed combined public offering price of the Common Stock and pre-funded warrants are substantially higher than the pro forma as adjusted net tangible book value per share of our Common Stock immediately following this offering based on the total value of our tangible assets less our total liabilities. Therefore, assuming the sale of all shares of Common Stock offered hereby and no sale of any pre-funded warrants in this offering, you will suffer immediate and substantial dilution of $3.75 in the pro forma as adjusted net tangible book value per share of Common Stock as of March 31, 2023, based on the assumed combined public offering price of $7.32, which is the last reported sale price of our Common Stock on The Nasdaq Capital Market on June 29, 2023. Therefore, if you purchase shares of our Common Stock and pre-funded warrants in this offering, you will pay a price per share that substantially exceeds our pro forma as adjusted net tangible book value per share after this offering. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you participate in this offering.

Upon the closing of this offering, the conversion price of the shares of Series A Preferred Stock, exercise price of some of the April 2023 Warrants and Exchange Warrant will be subject to adjustment based on the public price of this offering.

On June 6, 2023, 3i, LP and Company entered into the 3i Waiver Agreement pursuant to which 3i, LP agreed to waive certain rights granted under a Series A Preferred Stock securities purchase agreement dated December 20, 2021, the Exchange Agreement and the securities purchase agreement related to the April Offering in exchange for (i) amending the conversion price of the Series A Preferred Stock to equal the public offering price of the shares of Common Stock in this offering if the public offering price of the shares of Common Stock in this offering is lower than the then-current conversion price of the Series A Preferred Stock; (ii) participating in this offering, at its option, under the same terms and conditions as other investors, of which proceeds from 3i, LP’s participation will be used to redeem a portion of shares of Series A Preferred Stock 3i, LP received from the Exchange Agreement; and (iii) (1) the repricing of the exercise price of the April 2023 Common Warrant to the exercise price of the common warrant offered in this offering if the exercise price of the common warrant is lower than the then-current April 2023 Common Warrant exercise price; and (2) extending the termination date of the April 2023 Common Warrant to the date of termination of the common warrants offered in this offering. In addition, the Exchange Warrant provides for an adjustment of the shares of common stock underlying the warrant and exercise price if the Company sells securities below the exercise price of the Exchange Warrant of $30.00. The exercise of such securities based on the downward adjusted exercise price or conversion price will result in issuance of additional securities and additional dilution to our stockholders.

We received a request for documents from the SEC in the investigation known as “In the Matter of Allarity Therapeutics, Inc.,” and, separately, a letter from Nasdaq, regarding the same matter, the consequences of which are unknown.

In January 2023, we received a request to produce documents from the SEC that stated that the staff of the SEC is conducting an investigation known as “In the Matter of Allarity Therapeutics, Inc.” to determine if violations of the federal securities laws have occurred. The documents requested appear to focus on submissions, communications and meetings with the FDA regarding our NDA for Dovitinib or Dovitinib-DRP. The SEC letter also stated that investigation is a fact-finding inquiry and does not mean that that the SEC has concluded that the Company or anyone else has violated the laws. As a result of the disclosure of the SEC request, the Nasdaq staff has requested us to provide them with the information requested by the SEC. We are providing the information requested by the SEC and Nasdaq staff.

We do not know when the SEC’s or Nasdaq’s investigation will be concluded or what action, if any, might be taken in the future by the SEC, Nasdaq or their staff as a result of the matters that are the subject to its investigation or what impact, if any, the cost of continuing to respond to inquiries might have on our financial position or results of operations. We have not established any provision for losses in respect of this matter. In addition, complying with any such future requests by the SEC or Nasdaq for documents or testimony would distract the time and attention of our officers and directors or divert our resources away from ongoing business matters. This investigation may result in significant legal expenses, the diversion of management’s attention from our business, could cause damage to our business and reputation, and could subject us to a wide range of remedies, including enforcement actions by the SEC or delisting proceedings by Nasdaq. There can be no assurance that any final resolution of this or any similar matters will not have a material adverse effect on our financial condition or results of operations.

If our business developments and achievements do not meet the expectations of investors or securities analysts or for other reasons the expected benefits do not occur, the market price of our common stock traded on Nasdaq may decline.

If our business developments and achievements do not meet the expectations of investors or securities analysts, the market price of Common Stock traded on Nasdaq may decline. The trading price of our Common Stock could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a negative impact on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	adverse regulatory decisions;

●	any delay in our regulatory filings for our therapeutic candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

●	the impacts of the ongoing COVID-19 pandemic and related restrictions as they may related to our clinical trials;

●	the commencement, enrollment or results of any future clinical trials we may conduct, or changes in the development status of our therapeutic candidates;

●	adverse results from, delays in or termination of clinical trials;

●	unanticipated serious safety concerns related to the use of our therapeutic candidates;

●	lower than expected market acceptance of our therapeutic candidates following approval for commercialization, if approved;

●	changes in financial estimates by us or by any securities analysts who might cover our securities;

●	conditions or trends in our industry;

●	changes in the market valuations of similar companies;

●	stock market price and volume fluctuations of comparable companies and, in particular, those that operate in the biopharmaceutical industry;

●	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;

●	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

●	investors’ general perception of our business prospects or management;

●	recruitment or departure of key personnel;

●	overall performance of the equity markets;

●	trading volume of our Common Stock;

●	disputes or other developments relating to intellectual property rights, including patents, litigation matters and our ability to obtain, maintain, defend, protect and enforce patent and other intellectual property rights for our technologies;

●	significant lawsuits, including patent or stockholder litigation;

●	proposed changes to healthcare laws in the U.S. or foreign jurisdictions, or speculation regarding such changes;

●	general political and economic conditions; and

●	other events or factors, many of which are beyond our control.

In addition, in the past, stockholders have initiated class action lawsuits against biopharmaceutical and biotechnology companies following periods of volatility in the market prices of these companies’ stock. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources from our business.

The price of our common stock has fluctuated substantially.

The price of our Common Stock has fluctuated substantially. Therefore, some investors who have purchased our Common Stock at high prices face the risk of losing a significant portion of their original investment if they have to sell at a time when the price of our Common Stock has declined. In addition, the volatility of our stock price could cause other consequences including causing a short squeeze due to the difference in investment decisions by short sellers of Common Stock and buy-and-hold decisions of longer investors.

You should consider an investment in our securities to be risky, and you should invest in our securities only if you can withstand a significant loss and wide fluctuations in the market value of your investment. Some factors that may cause the market price of our Common Stock to fluctuate, in addition to the other risks mentioned in this “Risk Factors” section and elsewhere in this prospectus, are:

●	sale of our Common Stock by our stockholders, executives, and directors;

●	volatility and limitations in trading volumes of our shares of Common Stock;

●	our ability to obtain financings to conduct and complete research and development activities including, but not limited to, our proposed clinical trials, and other business activities;

●	possible delays in the expected recognition of revenue due to lengthy and sometimes unpredictable sales timelines;

●	the timing and success of introductions of new drugs by our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers or strategic partners;

●	network outages or security breaches;

●	the lack of market acceptance and sales growth for our therapeutic candidates, if any, that receive marketing approval;

●	our ability to secure resources and the necessary personnel to conduct clinical trials on our desired schedule;

●	commencement, enrollment or results of our clinical trials for our therapeutic candidates or any future clinical trials we may conduct;

●	changes in the development status of our therapeutic candidates;

●	any delays or adverse developments or perceived adverse developments with respect to the FDA’s review of our planned NDA, PMA and clinical trials;

●	any delay in our submission for studies or drug approvals or adverse regulatory decisions, including failure to receive regulatory approval for our therapeutic candidates;

●	unanticipated safety concerns related to the use of our therapeutic candidates;

●	failures to meet external expectations or management guidance;

●	changes in our capital structure or dividend policy and future issuances of securities;

●

sales of large blocks of Common Stock by our stockholders, including, but not limited to, sales by 3i, LP as a result of the conversion of Series A Preferred Stock and upon the exercise of the Exchange Warrant and exercise of our April 2023 Common Warrants issued in connection with the April Offering. ;

●	our cash position;

●	announcements and events surrounding financing efforts, including debt and equity securities;

●	our inability to enter into new markets or develop new drugs;

●	reputational issues;

●	competition from existing technologies and drugs or new technologies and drugs that may emerge;

●	announcements of acquisitions, partnerships, collaborations, joint ventures, new drugs, capital commitments, or other events by us or our competitors;

●	changes in general economic, political and market conditions in or any of the regions in which we conduct our business;

●	changes in industry conditions or perceptions;

●	changes in valuations of similar companies or groups of companies;

●	analyst research reports, recommendation and changes in recommendations, price targets, and withdrawals of coverage;

●	departures and additions of key personnel;

●	disputes and litigations related to intellectual properties, proprietary rights, and contractual obligations;

●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and

●	other events or factors, many of which may be out of our control.

In addition, if the market for stocks in our industry or industries related to our industry, or the stock market in general, experiences a loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition and results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

We are subject to penalties if we fail to meet certain conditions of the Certificate of Designations of the Series A Preferred Stock.

We are authorized to issue up to 500,000 shares of preferred stock, 20,000 shares of which have been designated as Series A Preferred Stock. As of June 29, 2023, there are 6,047 shares of Series A Preferred Stock outstanding. We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our Common Stock might believe to be in their best interests or in which the holders of our Common Stock might receive a premium over the market price of the Common Stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our Common Stock by restricting dividends on our Common Stock, diluting the voting power of our Common Stock or subordinating the liquidation rights of our Common Stock.

If certain defined “triggering events” defined in the Series A COD occur, such as a failure to convert the Series A Preferred Stock into Common Stock when a conversion right is exercised, failure to issue our Common Stock when the Exchange Warrant is exercised, failure to declare and pay to any holder any dividend on any dividend date, then we may be required to pay a dividend on the stated value of each share of Series A Preferred Stock in the amount of 18% per annum, but paid quarterly in cash, so long as the triggering event is continuing.

As a result of these or other factors, the issuance of the Series A Preferred Stock could diminish the rights of holders of our Common Stock, or delay or prevent a change of control of the Company, and could have an adverse impact on the market price of our Common Stock.

Our continued operations are dependent on us raising capital.

We will need to raise additional capital after this offering to support our operations and execute on our business plan. We will be required to pursue sources of additional capital through various means, including debt or equity financings. Any new securities that we may issue in the future may be sold on terms more favorable for our new investors than the terms of this offering. Newly issued securities may include preferences, superior voting rights, and the issuance of warrants or other convertible securities that will have additional dilutive effects. We cannot assure that additional funds will be available when needed from any source or, if available, will be available on terms that are acceptable to us and may cause existing shareholders both book value and ownership dilution. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition and results of operations. Our ability to obtain needed financing may be impaired by such factors as the weakness of capital markets, and the fact that we have not been profitable, which could impact the availability and cost of future financings. If the amount of capital we are able to raise from financing activities is not sufficient to satisfy our capital needs, we may have to reduce our operations accordingly.

Future sales, or the perception of future sales, by us or our stockholders in the public market could cause the market price for our common stock to decline.

The sale of shares of our Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that it deems appropriate. The holders of the Series A Preferred Stock, Exchange Warrant, and April 2023 Common Warrants issued in connection with the April Offering may convert, exercise or exchange their securities into shares of Common Stock which sales thereof could adversely affect the market price of shares of our Common Stock.

Because there are no current plans to pay cash dividends on shares of our common stock for the foreseeable future, you may not receive any return on investment unless you sell your shares of common stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur or from restrictions imposed by any preferred stock we may issue in the future. As a result, you may not receive any return on an investment in our Common Stock unless you sell your shares of Common Stock for a price greater than that which you paid for it.

We may incur substantial penalties if we fail to maintain the effectiveness of our registration statement covering the resale of our common stock issued to 3i, LP upon conversion of our Series A Preferred Stock.

Under the terms of the Amended RRA with 3i, LP, if we fail to maintain the effectiveness of the registration statement beyond defined allowable grace periods, we will incur certain registration delay payments equal to 2% of 3i, LP’s investment that has not yet been converted to Common Stock and sold pursuant to the registration statement upon our failure to maintain the effectiveness of the registration statement and every thirty (30) days thereafter. For example, as a result of the Company’s delay in filing its periodic reports with the SEC in 2022, a Triggering Event under Section 5(a)(ii) of the Original Series A COD, occurred on or about April 29, 2022, and that in consideration for the Registration Delay Payments that the Company was obligated to pay under the Amended RRA, and additional amounts the Company was obligated to pay under the Original Series A COD, together with 3i, LP’s legal fees incurred in the preparation of the Forbearance Agreement and Waiver dated April 27, 2022, the Company agreed to pay 3i, LP an aggregate amount of $538,823 which was paid pursuant to that certain Forbearance Agreement and Waiver with 3i, LP. In addition, if we fail to file a registration statement related to the Exchange Shares and Exchange Warrants by a specific date pursuant to the Modification and Exchange Agreement, we will incur registration delay payments equal to 2% of 3i, LP’s investment on the date of the filing failure and each thirty-day period thereafter until the filing failure is cured.

There is no assurance that an active and liquid trading market in our common stock will develop.

Even though our shares of Common Stock are listed on Nasdaq, there can be no assurance any broker will be interested in trading our Common Stock. Therefore, it may be difficult to sell any shares you acquire if you desire or need to sell them. We cannot provide any assurance that an active and liquid trading market in our Common Stock will develop or, if developed, that the market will continue.

Our Certificate of Incorporation and our by-laws, and Delaware law may have anti-takeover effects that could discourage, delay or prevent a change in control, which may cause our stock price to decline.

Our Certificate of Incorporation and our by-laws could make it more difficult for a third-party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are authorized to issue up to 500,000 shares of preferred stock, of which 20,000 shares have been designated as Series A Preferred Stock, of which 6,047 are outstanding as of June 29, 2023, 200,000 shares have been designated as Series B Preferred Stock, $0.0001 par value per share (“Series B Preferred Stock”) of which none are issued and outstanding, 50,000 shares have been designated as Series C Preferred Stock, none of which is issued and outstanding. The remaining preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our Common Stock, and therefore, reduce the value of our Common Stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third-party and thereby preserve control by the present management.

Provisions of our Certificate of Incorporation, by-laws and Delaware law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and bylaws and Delaware law, as applicable, among other things:

●	provide for a classified board of directors;

●	provide the board of directors with the ability to alter the by-laws without stockholder approval;

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

Our Certificate of Incorporation designates the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) as the exclusive forum for certain types of claims that the federal courts do not have exclusive jurisdiction, which may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable.

Article Fourteenth of our Certificate of Incorporation specifies that unless we consent in writing to the selection of an alternative forum, the court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders; (b) any action asserting a claim against us arising pursuant to the Delaware General Corporation Law (“DGCL”) or Certificate of Incorporation or our by-laws; or (c) or any action asserting a claim against us that is governed by the internal affairs doctrine. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act where the state courts have concurrent jurisdiction and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. The exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes against us and our directors, officers and other employees, which may discourage such lawsuits, or may require increased costs to bring a claim. The exclusive forum provision does not apply to actions brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction.

General Risk Factors

We are an “emerging growth company” and a “smaller reporting company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies, which could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are not electing to delay such adoption of new or revised accounting standards, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of our December 2021 offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including presenting only the two most recent fiscal years of audited financial statements and reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. We will continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

We may be at risk of securities class action litigation.

We may be at risk of securities class action litigation. In the past, biotechnology and pharmaceutical companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and drug approvals. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business and results in a decline in the market price of our Common Stock.

Financial reporting obligations of being a public company in the United States require well defined disclosure and procedures and internal control over financial reporting that Allarity A/S did not have as a Danish company and that are expensive and time-consuming requiring our management to devote substantial time to compliance matters.

As a publicly traded company in the U.S., we will continue to incur significant additional legal, accounting and other expenses that Allarity A/S did not incur as a Danish company. For example, as a Danish company with our ordinary shares listed on the Nasdaq First North Growth Market in Stockholm, we were not required to have, and did not have, well defined disclosure controls and procedures and internal controls over financial reporting that are generally required of U.S. publicly held companies. In connection with our review of our previously existing internal controls as part of our preparations for becoming a U.S. publicly traded company, we determined that our internal control over financial reporting for prior periods were ineffective and included material weaknesses that needed to be remedied. Although we have taken, and are continuing to take, additional steps to remedy these material weaknesses in order to assure compliance with our future financial reporting obligations, there can be no assurance that we will be able to do so in a timely manner or at all, or that additional material weaknesses may not exist.

These reporting obligations associated with being a public company in the United States require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from our reporting obligations under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002, as amended, (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, (the “Dodd-Frank Act”), and the listing requirements of the stock exchange on which our securities are to be listed. These rules require the establishment and maintenance of effective disclosure controls and procedures and internal controls over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

If we fail to comply with the rules under the Sarbanes-Oxley Act related to our disclosure controls and procedures or internal controls over our financial reporting in the future, or, if we discover additional material weaknesses and other deficiencies in our internal controls over financial reporting, our stock price could decline significantly and raising capital could be more difficult.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal controls over financial reporting after a transition period ending with our second annual report on Form 10-K filed under Section 13(a) of the Exchange Act. If we fail to comply with the rules under the Sarbanes-Oxley Act related to disclosure controls and procedures in the future, or, if in the future we discover additional material weaknesses and other deficiencies in our internal controls over financial reporting, our stock price could decline significantly and raising capital could be more difficult.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. Forward-looking statements provide current expectations or forecasts of future events. Forward-looking statements include statements about Allarity’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements speak only as of the date of this prospectus and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. In addition to factors identified under the section titled “Risk Factors” in this prospectus, factors that may impact such forward-looking statements include:

●	our plans to develop and commercialize our drug candidates;

●	our ability to generate any revenue or become profitable;

●	the initiation, cost, timing, progress and results of our current and future preclinical studies and clinical trials, as well as our research and development programs;

●	the impacts of the ongoing COVID-19 pandemic and related restrictions as they may related to our clinical trials;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our ability to meet the Nasdaq continued listing standards;

●	our ability to successfully acquire or in-license additional product candidates on reasonable terms;

●	our ability to maintain and establish collaborations or obtain additional funding;

●	our ability to obtain regulatory approval of its current and future drug candidates;

●	our expectations regarding the potential market size and the rate and degree of market acceptance of such drug candidates;

●	our expectations regarding our ability to fund operating expenses and capital expenditure requirements with our existing cash and cash equivalents, and future expenses and expenditures;

●

our ability to secure sufficient funding and alternative source of funding to support when needed and on terms favorable to us to support our business objective, product development, other operations or commercialization efforts;

●	our ability to enroll patients in our clinical trials, our clinical development activities;
●	our ability to retain key employees, consultants and advisors;

●	our ability to retain reliable third parties to perform the chemistry work associated with our drug discovery, preclinical activities and to conduct our preclinical studies and clinical trials in a satisfactory manner;

●	our ability to secure reliable on third party manufacturers to produce clinical and commercial supplies of API for our therapeutic candidates;

●	our ability to obtain, maintain, protect and enforce sufficient patent and other intellectual property rights for our therapeutic candidates and technology;

●	our anticipated strategies and our ability to manage our business operations effectively;

●	the impact of governmental laws and regulations;

●	the possibility that we may be adversely impacted by other economic, business, and/or competitive factors; and

●	any future currency exchange and interest rates.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. We do not assume any obligation to update any forward-looking statements, Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $13.610 million after deducting the placement agent fees and estimated offering expenses payable by us, assuming the sale of all securities offered hereby at the assumed combined public offering price of $7.32 per Common Stock and accompanying common warrant based on the closing sale price of our Common Stock on the Nasdaq Capital Market on June 29, 2023 and assuming no sale of any pre-funded warrants and no exercise of the common warrants issued in connection with this offering.

A $1.00 increase (decrease) in the assumed combined public offering price per share would increase (decrease) the net proceeds to us from this offering by approximately $1.88 million ($1.93 million) assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the placement agent fee and estimated offering expenses payable by us and assuming no exercise of common warrants or sale of pre-funded warrants.

We intend to use a portion of the net proceeds of this offering to make payments under each of the Novartis and Eisai license agreements, to initiate our clinical trials, to pay off the 3i June Promissory Note, to pay account payables and accrued liabilities outstanding, and for working capital and general corporate purposes. The use of proceeds and payments therefrom will depend on the actual amount of the net proceeds we will receive from the offering and will be subject to the discretion of and timing by the Board of Directors.

In addition, 3i, LP may participate in this offering on the same terms and conditions as other purchasers, and we intend to use the 3i Proceeds, if any, to repurchase a portion of the shares of Series A Preferred Stock owned by 3i, LP.

MARKET INFORMATION FOR OUR SECURITIES AND DIVIDEND POLICY

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “ALLR.” Our Common Stock previously was listed on the Nasdaq Global Market prior to June 27, 2023. Prior to the consummation of the Recapitalization Share Exchange on December 20, 2021, Allarity Therapeutics A/S ordinary shares were listed on the Nasdaq First North Growth Market: Stockholm under the symbol “ALLR:ST.” As of June 29, 2023, there were one (1) holder of record of our Common Stock. The foregoing number of stockholders of record does not include an unknown number of stockholders who hold their stock in “street name.”

On November 22, 2022, our Board declared a dividend of Series B Preferred Stock to the stockholders of record of Common Stock and Series A Preferred Stock as of December 5, 2022. On December 5, 2022, each share of Common Stock then outstanding received 0.016 of a share of Series B Preferred Stock and each share of Series A Preferred Stock outstanding received 1.744 shares of Series B Preferred Stock. All Series B Preferred Stock were redeemed at $0.01 per share. Pursuant to the terms of the Original Series A COD and Certificate of Designations of Series C Preferred Stock, the Company recorded a deemed dividend of 8% on the Series A Preferred Stock of $1,572,000 for the year ended December 31, 2022 and a deemed dividend of 5% on the Series C Preferred Stock of $4,000,000 for the quarter ended March 31, 2023.

We do not anticipate declaring or paying, in the foreseeable future, any cash dividends on our Common Stock. We intend to retain all available funds and future earnings, if any, to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination regarding the declaration and payment of dividends, if any, will be at the discretion of our Board of Directors and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board of Directors may deem relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of March 31, 2023:

●	on an actual basis reflecting the Share Consolidations;

●	on a pro forma basis giving effect to the (i) conversion of 8,214 shares of Series A Preferred Stock into 223,857 shares of Common Stock; (ii) exchange of 50,000 shares of Series C Preferred Stock for 5,577 shares of Series A Preferred Stock; (iii) redemption of 1,550 shares of Series A Preferred Stock for the cancellation of outstanding indebtedness under secured promissory notes issued to 3i, LP and amounts owed to 3i, LP for the alternative conversion amount relating to the amount due to 3i LP upon exercise of certain Series A Preferred Stock; (iv) issuance of 486 shares of Series A Preferred Stock in redemption of $350,000 owed to 3i, LP pursuant to Secured Promissory Note dated April 19, 2023; (v) issuance of 71,734 shares of Common Stock, 178,267 pre-funded warrants and 250,000 April 2023 Common Warrants for gross process of $7.5 million in the April Offering; (vi) issuance of 178,267 shares of Common Stock upon exercise of 178,267 pre-funded warrants at $0.001 per share; (vii) bridge loans on April 11, 2023 and April 19, 2023 of $700,000 in the aggregate and deemed dividend on Series C Preferred Stock; (viii) removal of redemption feature from Series A Preferred Stock; and (ix) issuance of 3i June Promissory Note.

●	on a pro forma as adjusted basis to give effect to the issuance and sale of shares of our Common Stock and pre-funded warrants to purchase up to 2,049,180 shares of our Common Stock in this offering at an assumed combined public offering price of $7.32 per share of Common Stock and common warrant (the last reported sale price of our Common Stock on The Nasdaq Capital Market on June 29, 2023), less placement agent fees and estimated offering expenses payable by us, for total net proceeds of approximately $13.610 million, assuming no exercise of common warrants and no exercise of pre-funded warrants.

You should read the forgoing table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Company” and our consolidated financial statements and related notes appearing in our Form 10-K for the year ended December 31, 2022, and Form 10-Q for the quarterly period ended March 31, 2023, incorporated by reference to this prospectus.

	As of March 31, 2023
(In thousands, except share data)	Actual (unaudited)	Pro Forma	Pro Forma As Adjusted
Cash	$295	$3,160	$16,800
Total long-term liabilities	1,453	1,453	1,453
Redeemable preferred stock (500,000 shares authorized)
Series A Convertible Preferred stock, $0.0001 par value (20,000 shares designated) shares issued and outstanding, actual and pro forma and pro forma as adjusted; 9,748, 6,047 and nil	1,436	—	—
Series B Preferred stock $0.0001 par value (200,000 shares designated); shares issued and outstanding, actual and pro forma and pro forma as adjusted; nil, nil and nil	—	—	—
Series C Convertible Preferred stock, $0.0001 par value (50,000 shares designated) shares issued and outstanding, actual and pro forma and pro forma as adjusted; 50,000, nil and nil	1,327	—	—
Total Redeemable Preferred stock	2,763	—	—
Shareholders’ (deficit) equity
Series A Convertible Preferred stock, $0.0001 par value (20,000 shares designated) shares issued and outstanding, actual, pro forma, and pro forma as adjusted: 0, 6,047, and 6,047	—	57	57
Common Stock, $0.0001 par value, 750,000,000 shares authorized, shares issued and outstanding, actual; shares issued and outstanding, pro forma and pro forma as adjusted; 29,710; 503,566 and 2,552,746	—	—	6
Additional paid-in capital	83,437	91,687	105,321
Accumulated other comprehensive loss	(637)	(637)	(637)
Accumulated Deficit	(85,902)	(85,934)	(85,934)
Total Stockholders’ (deficit) equity	(3,102)	5,172	18,812
Total Capitalization	$(1,649)	$6,625	$20,265

A $1.00 increase (decrease) in the assumed combined public offering price per share of Common Stock and common warrant of $7.32, which was the last reported sale price of our Common Stock on the Nasdaq Capital Market on June 29, 2023, would increase (decrease) each of cash, Common Stock and additional paid-in capital, total stockholders’ equity and total capitalization on a pro forma as adjusted basis by approximately $1.88 million ($1.93 million), assuming that the number of shares of Common Stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the placement agent fee and estimated offering expenses payable by us and assuming no exercise of common warrants or sale of pre-funded warrants.

The table and discussion above is based on 29,710 shares of Common Stock outstanding as of March 31, 2023, and excludes the following:

●	439 shares of Common Stock issuable pursuant to options outstanding as of March 31, 2023, with a weighted-average exercise price $7,633.85;

●	1,401 shares of Common Stock available under our 2021 Plan as of March 31, 2023;

●	315,085 shares of Common Stock issuable upon the exercise of Common Stock warrants at an exercise price of $30.00 per share, subject to adjustment based on the public offering price in this offering;

●	250,000 shares of Common Stock issuable upon the exercise of Common Stock warrants at an exercise price of $34.00 per share, which may be subject to adjustment based on the public offering price of this offering;

●	816,345 shares of Common Stock issuable upon conversion of 6,047 shares of Series A Preferred Stock outstanding by 3i, LP, at a conversion price of $8.00, subject to adjustment based on the public offering price of this offering, and based on a stated value of $1,080 per share; and

●	up to 2,049,180 shares of Common Stock issuable upon the exercise of the common warrants sold in this offering.

DILUTION

If you invest in our securities in this offering, your ownership interest will be diluted immediately to the extent of the difference between the combined public offering price per share of our Common Stock and pre-funded warrant and the pro forma as adjusted net tangible book value per share of our Common Stock immediately after this offering.

Our historical negative net tangible book value as of March 31, 2023, was $(12,831,000), or $(431.28) per share of our Common Stock. Our historical negative net tangible book value is the amount of our total tangible assets less our total liabilities. Historical negative net tangible book value per share represents our historical negative net tangible book value divided by the 29,710 shares of our Common Stock outstanding as of March 31, 2023. After giving effect to the (i) conversion of 8,214 shares of Series A Preferred Stock into 223,857 shares of Common Stock; (ii) exchange of 50,000 shares of Series C Preferred Stock for 5,577 shares of Series A Preferred Stock; (iii) redemption of 1,550 shares of Series A Preferred Stock for the cancellation of outstanding indebtedness under secured promissory notes issued to 3i, LP and amounts owed to 3i, LP for the alternative conversion amount relating to the amount due to 3i LP upon exercise of certain Series A Preferred Stock, (iv) issuance of 486 shares of Series A Preferred Stock repayment of $350,000 owed to 3i, LP pursuant to Secured Promissory Note dated April 19, 2023; (v) issuance of 71,734 shares of Common Stock, 178,267 pre-funded warrants and 250,000 April 2023 Common Warrants for gross process of $7.5 million in the April Offering; (vi) issuance of 178,267 shares of Common Stock upon exercise of 178,267 pre-funded warrants at $0.001 per share; (vii) bridge loans on April 11, 2023 and April 19, 2023 of $700,000 in the aggregate and deemed dividend on Series C Preferred Stock; (viii) removal of redemption feature from Series A Preferred Stock; and (ix) issuance of 3i June Promissory Note, our pro forma negative net tangible book value would have been $(4,539,000), or $(9.01) per share.

After giving effect to the sale of Common Stock and common warrants in this offering at an assumed combined public offering price of $7.32, the closing sale price per share of our Common Stock on June 29, 2023, and $7.319 per pre-funded warrant and common warrant (which equals the price per share at which the shares of Common Stock are being sold to the public in this offering, minus the $0.001 per share exercise price of each such pre-funded warrant) (excluding shares of Common Stock issuable upon exercise of the pre-funded warrants or common warrants or any resulting accounting associated with the exercise of the pre-funded warrants or common warrants) and after deducting the estimated placement agent fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2023 would have been approximately $9,101,000, or $3.57 per share. This represents an immediate increase in pro forma net tangible book value of $12.58 per share to existing stockholders and an immediate dilution of $3.75 per share to new investors. The following table illustrates this per share dilution:

Assumed public offering price per share		$7.32
Historical negative net tangible book value per share as of March 31, 2023	$(431.28)
Pro forma negative net tangible book value per share as of March 31, 2023	$(9.01)
Increase (decrease) in the net tangible book value per share attributable to this offering	$12.58
Pro forma as adjusted net tangible book value per share after this offering		$3.57
Dilution per share to new investors participating in this offering		$3.75

A $1.00 increase (decrease) in the assumed combined public offering price of a share of Common Stock and common warrant, assuming that the number of shares of Common Stock offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no exercise of any common warrants, and after deducting the estimated placement agent fees and expenses, would increase or decrease our pro forma as adjusted net tangible book value to approximately $10.982 million or $4.76 per share and $7.171 million or $2.49 per share, respectively, representing an immediate dilution of approximately $3.56 and $3.83 per share to new investors purchasing shares of our Common Stock in this offering.

The table and discussion above are based on 29,710 shares of Common Stock outstanding as of March 31, 2023, and excludes, as of that date, the following:

●	439 shares of Common Stock subject to the 2021 Equity Incentive Plan pursuant to the options outstanding at a weighted-average exercise price $7,633.85;

●	1,401 shares of Common Stock available under our 2021 Plan as of March 31, 2023;

●	315,085 shares of Common Stock issuable upon the exercise of Common Stock warrants at an exercise price of $30.00 per share, subject to adjustment based on the public offering price in this offering;

●	250,000 shares of Common Stock issuable upon the exercise of Common Stock warrants at an exercise price of $34.00 per share, which may be subject to adjustment based on public offering price of this offering;

●	816,345 shares of Common Stock issuable upon exercise of conversion of 6,047 shares of Series A Preferred Stock outstanding by 3i, LP, at a conversion price of $8.00, subject to adjustment based on the public offering price of this offering and based on the stated value of $1,080 per share; and

●	up to 2,049,180 shares of Common Stock issuable upon the exercise of the common warrants sold in this offering.

The foregoing discussion and table do not take into account further dilution to new investors that could occur upon the exercise of outstanding options, warrants or other convertible securities having an exercise price per share less than the offering price per share in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF OUR CAPITAL STOCK

The following description of the material terms of our capital stock. We urge you to read the applicable provisions of DGCL and our Certificate of Incorporation and bylaws carefully and in their entirety because they describe your rights as a holder of shares of our capital stock. This description gives effect to the Share Consolidations.

General

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our Certificate of Incorporation authorizes capital stock consisting of 750,000,000 shares of Common Stock, par value $0.0001 per share, and 500,000 shares of preferred stock, par value $0.0001 per share, of which 20,000 shares of preferred stock have been designated Series A Convertible Preferred Stock; 200,000 shares of preferred stock have been designated as Series B Preferred Stock; and 50,000 shares of preferred stock have been designated as Series C Preferred Stock.

On March 24, 2023, we effected the 1-for-35 share consolidation of our Common Stock. Subsequently on June 28, 2023, we effected a 1-for-40 share consolidation of our Common Stock. The par value of our Common Stock remains unchanged.

As of June 29, 2023, we had 503,566 shares of Common Stock, 6,047 shares of Series A Preferred Stock, no shares of Series B Preferred Stock and no shares of Series C Preferred Stock issued and outstanding.

Common Stock

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, including the election or removal of directors, except for any directors who are elected exclusively by the holders of a class of our preferred stock that entitles that class of stock to elect one or more directors. The holders of our Common Stock do not have cumulative voting rights in the election of directors.

Upon our liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Common Stock (and the holders of any preferred stock that may then be outstanding, to the extent required by our Certificate of Incorporation, including any certificate of designation with respect to any series of preferred stock) will be entitled to receive pro rata our remaining assets available for distribution, unless holders of a majority of the outstanding shares of Common Stock approve a different treatment of the shares. Holders of our Common Stock do not have preemptive, subscription, redemption or conversion rights. Our Common Stock will not be subject to further calls or assessment by us. There will be no redemption or sinking fund provisions applicable to our Common Stock. All shares of our Common Stock that will be outstanding at the effective time will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our Common Stock will be subject to those of the holders of our Series A Preferred Stock and any other shares of preferred stock we may authorize and issue in the future.

Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). Unless required under the Certificate of Incorporation, or by law or Nasdaq, the authorized shares of preferred stock will be available for issuance without further action by stockholders. Our Board of Directors may determine, with respect to any series of preferred stock, the powers including preferences and relative participations, optional or other special rights, and the qualifications, limitations or restrictions thereof, of that series, including, without limitation:

●	the designation of the series;

●	the number of shares of the series, which our Board of Directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs;

●	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of ours or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series or of any other class or series; and

●	the voting rights, if any, of the holders of the series.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our Common Stock might believe to be in their best interests or in which the holders of our Common Stock might receive a premium for your Common Stock over the market price of the Common Stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our Common Stock by restricting dividends on our Common Stock, diluting the voting power of our Common Stock or subordinating the liquidation rights of our Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Common Stock.

Series A Convertible Preferred Stock

On December 8, 2021, the Board adopted resolutions to create a series of twenty thousand (20,000) shares of preferred stock, par value $0.0001, designated as “Series A Convertible Preferred Stock.” On December 14, 2021, we filed the Original Series A COD for 20,000 shares of Series A Preferred Stock. On April 21, 2023, in connection with the transactions contemplated under the Exchange Agreement, the Company filed the Series A COD with the Delaware Secretary of State. The Series A COD eliminated the Series A Preferred Stock redemption right and dividend (except for certain exceptions as specified therein), and provided for the conversion of Series A Preferred Stock into Common Stock at an initial conversion price equal to the price for a share of Common Stock sold in the Offering, $30.00 per share and based on the stated value of $1,080 per share.

On June 6, 2023, 3i, LP and Company entered into the 3i Waiver Agreement whereby 3i, LP agreed to waive certain rights granted under a Series A Preferred Stock securities purchase agreement dated December 20, 2021, the Exchange Agreement and the securities purchase agreement related to the April Offering in exchange for, among other things, amending the conversion price of the Series A Preferred Stock to equal the public offering price of the shares of Common Stock in this offering if the public offering price of the shares of Common Stock in this offering is lower than the then-current conversion price of the Series A Preferred Stock.

On May 30, 2023, the Company filed the Amended COD with the Delaware Secretary of State to amend the voting rights of the Series A Preferred Stock which among other things provided additional voting rights to the Series A Preferred Stock Under the Amended COD, holders of the Series A Preferred stock have the following voting rights: (1) holders of the Series A Preferred Stock have a right to vote on all matters presented at the Special Meeting together with the Common Stock as a single class on an “as converted” basis using the conversion price of $30.00 and based on stated value of $1,080 subject to a beneficial ownership limitation of 9.99%, and (2), in addition, holders of Series A Preferred Stock have granted the Board the right to vote, solely for the purpose of satisfying quorum and casting the votes necessary to adopt the Reverse Stock Split Proposal and the Adjournment Proposal under Delaware law, that will “mirror” the votes cast by the holders of shares of Common Stock and Series A Preferred Stock , together as a single class, with respect to the Reverse Stock Split Proposal and the Adjournment Proposal. The number of votes per each share of Series A Preferred Stock that may be voted by the Board shall be equal to the quotient of (x) the sum of (1) the original aggregated stated value of the Series A Preferred Stock when originally issued on December 20, 2021 (calculated based on the original stated value of $1,000 of the Series A Preferred Stock multiplied by 20,000 shares of Series A Preferred Stock) and (2) $1,200,000, which represents the purchase price of the Series C Preferred Stock when originally issued; divided by (y) the conversion price of $30.00. If the Board decides to cast the vote, it must vote all votes created by Amended COD in the same manner and proportion as votes cast by the holders of Common Stock and Series A Preferred Stock, voting as single class. The Series A Preferred Stock voting rights granted to the holders thereof relating to the Reverse Stock Split Proposal and the Adjournment Proposal expire automatically on July 31, 2023.

Except to the extent that the holders of at least a majority of the outstanding Series A Preferred Stock (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below), all shares of capital stock are junior in rank to all Series A Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Company will be subject to the rights, powers, preferences and privileges of the Series A Preferred Stock. Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separate as a single class, the Company will not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Series A Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Senior Preferred Stock”), (ii) of pari passu rank to the Series A Preferred Stock in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date or any other date requiring redemption or repayment of such shares of Junior Stock that is prior to the first anniversary from December 21, 2021. In the event of the merger or consolidation of the Company with or into another corporation, the Series A Preferred Stock will maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation will result inconsistent therewith.

The Series A Preferred Stock has a liquidation preference equal to an amount per Series A Preferred Stock equal to the sum of (i) the Black Scholes Value (as defined in the Warrants, which was sold concurrent with the Series A Preferred Stock) with respect to the outstanding portion of all Warrants held by such holder (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the Conversion Amount of such Series A Preferred Stock on the date of such payment and (B) the amount per share such holder would receive if such holder converted such Series A Preferred Stock into Common Stock immediately prior to the date of such payment, and will be entitled to convert into shares of Common Stock at an initial fixed conversion price of $30.00 per share, subject to a beneficial ownership limitation of 9.99%.

If certain defined “triggering events” defined in the Series A COD, as amended and restated and amended, occur, or our failure to convert the Series A Preferred Stock into Common Stock when a conversion right is exercised, failure to issue our Common Stock when the Exchange Warrant is exercised, failure to declare and pay to any holder any dividend on any dividend date, then we may be required to pay a dividend on the stated value on the Series A Preferred Stock in the amount of 18% per annum, but paid quarterly in cash, so long as the triggering event is continuing.

As a result of the Company’s delay in filing its periodic reports with the SEC in 2022, a “triggering event” under Section 5(a)(ii) of the Original Series A COD, occurred on or about April 29, 2022, and because of the delay the Company was obligated to pay (i) registration delay payments under the RRA, (ii) additional amounts under the Original Series A COD, and (iii) legal fees incurred in the preparation of the Forbearance Agreement and Waiver to 3i, LP in an aggregate amount of $538,823 which was paid pursuant to that certain Forbearance Agreement and Waiver with 3i, LP

On June 6, 2023, 3i, LP and Company entered into the 3i Waiver Agreement pursuant to which 3i, LP agreed to waive certain rights granted under a Series A Preferred Stock securities purchase agreement dated December 20, 2021, the Exchange Agreement and the securities purchase agreement related to the April Offering in exchange for (i) amending the conversion price of the Series A Preferred Stock to equal the public offering price of the shares of Common Stock in this offering if the public offering price of the shares of Common Stock in this offering is lower than the then-current conversion price of the Series A Preferred Stock; (ii) participating in this offering, at its option, under the same terms and conditions as other investors, of which proceeds from 3i, LP’s participation will be used to redeem a portion of shares of Series A Preferred Stock 3i, LP received from the Exchange Agreement; and (iii) (1) the repricing of the exercise price of the April 2023 Common Warrant to the exercise price of the common warrant offered in this offering if the exercise price of the common warrant is lower than the then-current April 2023 Common Warrant exercise price; and (2) extending the termination date of the April 2023 Common Warrant to the date of termination of the common warrants offered in this offering.

On June 29, 2023, the Company entered into the June 2023 Purchase Agreement with 3i LP pursuant to which on June 30, 2023, 3i, LP purchased the 3i June Promissory Note for principal amount of $350,000. The terms of the 3i June Promissory Note provides that the outstanding obligations thereunder, including accrued interest will be paid in full at the Next Financing; provided, however, that if the gross proceeds from the financing are insufficient to settle the payment of the outstanding balance of the 3i June Promissory Note, together with all accrued interest thereon, in full, then the Company will instead be obligated to convert all of the unpaid principal balance of the note, together with all accrued interest thereon, into 486 shares of Series A Preferred Stock, In connection with the Purchase Agreement, the Company and 3i LP agreed to adjust the then conversion price of the Series A Preferred Stock to the Downward Adjustment to Conversion Price. Based on the closing price of the shares of Common Stock on June 28, 2023, the Downward Adjustment to Conversion Price is equal to $8.00 per share. In connection therewith, the Company filed the Second Certificate of Amendment to the Series A COD with the Delaware Secretary of State to amend the Series A COD to reflect the Downward Adjustment to Conversion Price.

Series B Preferred Stock

On November 22, 2022, the Board of Directors established the Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”). On November 22, 2022, we filed a Certificate of Designations setting forth the rights, preferences, privileges, and restrictions for 200,000 shares of Series B Preferred Stock. The holders of Series B Preferred Stock are not entitled to receive dividends of any kind. Each outstanding share of Series B Preferred Stock has 400 votes per share; The Series B Preferred Stock ranks senior to the Common Stock, but junior to the Series A Preferred Stock, as to any distribution of assets upon a liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily The Series B Preferred Stock shall rank senior to the Common Stock, but junior to the Series A Preferred Stock. All shares of Series B Preferred Stock that are not present in person or by proxy through the presence of such holder’s shares of Common Stock or Series A Preferred Stock, in person or by proxy, at any meeting of stockholders held to vote on the proposals relating to reverse stock split, the Share Increase Proposal and the adjournment proposal as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) will be automatically be redeemed by the Company at the Initial Redemption Time without further action on the part of the Company or the holder thereof (the “Initial Redemption”). Any outstanding shares of Series B Preferred Stock that have not been redeemed pursuant to an Initial Redemption will be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion or (ii) automatically upon the approval by the Company’s stockholders of the Reverse Stock Split Proposal and the Share Increase Proposal at any meeting of stockholders held for the purpose of voting on such proposals. Each share of Series B Preferred Stock redeemed in any Redemption will be redeemed in consideration for the right to receive an amount equal to $0.01 in cash for each share of Series B Preferred Stock as of the applicable Redemption Time. Each share of Series B Preferred Stock has 400 votes per share and is entitled to vote with the Common Stock and Series A Preferred Stock, together as a single class, on the certain proposals. The power to vote, or not to vote, the shares of Series B Preferred Stock is vested solely and exclusively in the Board of Directors, or its authorized proxy. As of February 3, 2023, all shares of Series B preferred stock have redeemed and none are issued and outstanding.

Series C Preferred Stock

On February 24, 2023, the Board of Directors established the Series C Preferred Stock, and on February 24, 2023, we filed a Certificate of Designations of Series C Preferred Stock (the “Series C Certificate of Designations”) setting forth the rights, preferences, privileges, and restrictions for 50,000 shares of Series C Preferred Stock, as amended on February 28, 2023. As a result of the transactions contemplated by the Exchange Agreement, there are no shares of Series C Preferred Stock issued and outstanding.

Dividends. Under the terms of the Series C Certificate of Designations, the holders of Series C Preferred Stock will be entitled to receive dividends, based on the Stated Value, at a rate of five percent (5%) per annum, which shall accrue and be compounded daily, commencing on the date of first issuance of any Series C Preferred Stock until the date that the Series C Preferred Stock is converted to Common Stock.

Voting Rights. The Series C Certificate of Designations provides that the Series C Preferred Stock will have no voting rights other than the exclusive right to vote with respect to the Share Increase Proposal and the Reverse Stock Split Proposal and shall not be entitled to vote on any other matter except to the extent required under the DGCL, and the right to cast 620 votes per share of Series C Preferred Stock on the Share Increase and Reverse Stock Split Proposals.

Liquidation. In addition, upon any liquidation, dissolution or winding-up of the Company, prior and in preference to the Common Stock, holders of Series C Preferred Stock shall be entitled to receive out of the assets available for distribution to stockholders an amount in cash equal to 105% of the aggregate Stated Value of all shares of Series C Preferred Stock held by such holder.

Conversion. The conversion price for the Series C Preferred Stock shall initially equal the lower of: (i) $6.37, which is the official closing price of the Common Stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day immediately preceding the Original Issuance Date; and (ii) the lower of: (x) the official closing price of the Common Stock on the Nasdaq Global Market (as reflected on Nasdaq.com) on the Trading Day immediately preceding the Conversion Date or such other date of determination; and (y) the average of the official closing prices of the Common Stock on the Nasdaq Global Market (as reflected on Nasdaq.com) for the five (5) Trading Days immediately preceding the Conversion Date or such other date of determination, subject to adjustment herein. In no event shall the Series C Preferred Stock Conversion Price be less than $1.295 (the “Floor Price”). In the event that the Series C Preferred Stock Conversion Price on a Conversion Date would have been less than the applicable Floor Price if not for the immediately preceding sentence, then on any such Conversion Date the Company shall pay the Holder an amount in cash, to be delivered by wire transfer out of funds legally and immediately available therefor pursuant to wire instructions delivered to the Company by the Holder in writing, equal to the product obtained by multiplying (A) the higher of (I) the highest price that the Common Stock trades at on the Trading Day immediately preceding such Conversion Date and (II) the applicable Series C Preferred Stock Conversion Price and (B) the difference obtained by subtracting (I) the number of shares of Common Stock delivered (or to be delivered) to the Holder on the applicable Share Delivery Date with respect to such conversion of Series C Preferred Stock from (II) the quotient obtained by dividing (x) the applicable Conversion Amount that the Holder has elected to be the subject of the applicable conversion of Series C Preferred Stock, by (y) the applicable Series C Preferred Stock Conversion Price without giving effect to clause (x) of such definition.

Redemption. Each holder of Series C Preferred Stock shall have the right to cause the Company to redeem in cash all or part of such holder’s shares of Series C Preferred Stock at a price per share equal to 110% of the Stated Value (i) after the earlier of (1) the receipt of Authorized Stockholder Approval and (2) the date that is 60 days following the original issue date and (ii) before the date that is 365 days after the original issue date. Upon receipt of a written notice to the Company by each holder (each, a “Redemption Notice”) setting forth the number of shares of Series C Preferred Stock that such holder wishes to redeem, the Company shall redeem such shares of Series C Preferred Stock in accordance with the Redemption Notice no later than 5 days after the date on which the Redemption Notice is delivered to the Company.

Dividends

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board of Directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equal the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Declaration and payment of any dividend will be subject to the discretion of our Board of Directors. The time and amount of dividends will be dependent upon our financial condition, operations, cash requirements and availability, debt repayment obligations, capital expenditure needs and restrictions in our debt instruments, industry trends, the provisions of Delaware law affecting the payment of distributions to shareholders and any other factors our Board of Directors may consider relevant.

On November 22, 2022, the Board of Directors declared a dividend of Series B Preferred Stock to the stockholders of record of Common Stock and Series A Preferred Stock as of December 5, 2022. On December 5, 2022, each share of Common Stock outstanding received 0.016 of a share of Series B Preferred Stock and each share of Series A Preferred Stock outstanding received 1.744 shares of Series B Preferred Stock.

Pursuant to the terms of the respective Original Series A COD and Series C Certificate of Designations, the Company recorded a deemed dividend of 8% on the Series A Preferred Stock of $1,572,000 for the year ended December 31, 2022 and a deemed dividend of 5% on the Series C Preferred Stock of $4,000,000 for the quartered ended March 31, 2023.

We have no current plans to pay dividends on our Common Stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant. Because we will be a holding company and will have no direct operations, we will only be able to pay dividends from funds we receive from our operating subsidiaries. In addition, our ability to pay dividends may be limited by the agreements governing any indebtedness that we or our subsidiaries incur in the future.

PIPE Warrant and Exchange Warrant

Concurrently with the issuance of our Series A Preferred Stock, on December 20, 2021, we issued warrants to purchase 1,443 shares of our Common Stock at an exercise price of $13,868.40 per share, subject to adjustments, PIPE Warrant. The terms of the PIPE Warrant are as follows:

●	The PIPE Warrant has a term of three years and expire on December 20, 2024;

●	The exercise of the PIPE Warrant is subject to a beneficial ownership limitation of 9.99%;

●	The exercise price and the number of shares issuable upon the exercise of the PIPE Warrant are subject to adjustment, as follows:

●	In the event of a stock dividend, stock split or stock combination recapitalization or other similar transaction involving the Company’s Common Stock the exercise price will be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event;

●	If the Company sells or issues any shares of Common Stock, options, or convertible securities at an exercise price less than a price equal to the PIPE Warrant exercise price in effect immediately prior to such sale (a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the exercise price then in effect shall be reduced to an amount equal to the new issuance price;

●	Simultaneously with any adjustment to the exercise price, the number of shares that may be purchased upon exercise of the PIPE Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate exercise price payable for the adjusted number of shares shall be the same as the aggregate exercise price in effect immediately prior to such adjustment (without regard to any limitations on exercise) and;

●	Voluntary adjustment reducing the exercise price for the Company to any amount and for any period deemed appropriate by the Board of Directors of the Company with the prior written consent of the Required Holders.

In the event of either the Company consolidating or merging with or into another entity (the “Fundamental Transaction”), the sale or assignment of substantially all of the Company’s subsidiaries, or a Triggering Event (as defined in the Original Series A COD), the holder is entitled to require the Company to pay the holder an amount in cash equal to the Black-Scholes value of the PIPE Warrant on or prior to the later of the second trading after the date of request for payment and the date of consummation of the Fundamental Transaction; or at any time after the occurrence of the Triggering Event.

In connection with the Exchange Agreement, on April 21, 2023 the PIPE Warrant was exchanged for the Exchange Warrant with the right to purchase 315,085 shares of our Common Stock at an exercise price of $30.00 per share, subject to adjustment upon closing of this offering. Notwithstanding the foregoing changes, all other terms of the Exchange Warrant are substantially the same as the terms of the PIPE Warrant.

April 2023 Common Warrants

In connection with the April 21, 2023 public offering, the Company issued the April 2023 Common Warrants. Subject to certain ownership limitations, the April 2023 Common Warrants are exercisable immediately from the date of issuance. The April 2023 Common Warrants have an exercise price of $34.00 per share and expire on the 5 year anniversary of the date of issuance, April 21, 2023. The exercise price of the April 2023 Common Warrants is subject to certain adjustments, including stock dividends, stock splits, combinations and reclassifications of the Company’s Common Stock. In the event of a fundamental transaction, as described in the April 2023 Common Warrants, each of the holders of the April 2023 Common Warrants will have the right to exercise its April 2023 Common Warrant and receive the same amount and kind of securities, cash or property as such holder would have been entitled to receive upon the occurrence of such fundamental transaction if such holder had been, immediately prior to such fundamental transaction, the holder of shares of the Company’s Common Stock issuable upon the exercise of its April 2023 Common Warrant. Additionally, in the event of a fundamental transaction within the Company’s control, as described in the April 2023 Common Warrants, each holder of the April 2023 Common Warrants will have the right to require the Company to repurchase the unexercised portion of its April 2023 Common Warrant at its fair value using a variant of the Black Scholes option pricing formula. In the event of a fundamental transaction that is not within the Company’s control, each holder of the April 2023 Common Warrants will have the right to require the Company or a successor entity to redeem the unexercised portion of its April 2023 Common Warrant for the same consideration paid to the holders of the Company’s Common Stock in the fundamental transaction at the unexercised April 2023 Common Warrant’s fair value using a variant of the Black Scholes option pricing formula.

Pursuant to a securities purchase agreement entered into with certain investors in the April Offering, we agreed that for a period of 90 days from the close of the April Offering, that we would not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or securities convertible or exercisable into Common Stock or file a registration statement with the SEC to register our securities, subject to certain exceptions. The investors to the securities purchase agreement in the April Offering have agreed to waive that provision and permit the offering of our Common Stock, pre-funded warrants and common warrants in exchange for (i) the repricing of the exercise price of the April 2023 Common Warrant to the exercise price of the common warrant offered in this offering if the exercise price of the common warrant is lower than the then-current April 2023 Common Warrant exercise price; and (ii) extending the termination date of the April 2023 Common Warrant to the date of termination of the common warrants offered in this offering.

On June 29, 2023, we entered into the June 2023 Purchase Agreement for a bridge loan in order to provide us with more time to secure additional financings. On June 30, 2023, 3i, LP purchased the 3i June Promissory Note for a principal amount of $350,000, which purchase price was paid in cash. Such note matures on July 31, 2023, and carries an interest rate of 5% per annum and is secured by all of the Company’s assets pursuant to the Security Agreement. Under the 3i June Promissory Note, the outstanding obligations thereunder, including accrued interest will be paid in full at the Next Financing; provided, however, that if the gross proceeds from the Next Financing are insufficient to settle the payment of the outstanding principal balance of the 3i June Promissory Note, together with all accrued interest thereon, in full, then the Company will instead be obligated to convert all of the unpaid principal balance of the 3i June Promissory Note, together with all accrued interest thereon, into the Repayment Shares. The June 2023 Purchase Agreement also provides that if the Current Closing Price is lower than the initial conversion price of $30.00 as set forth in the Series A COD, then the conversion price of Series A Preferred Stock will be reduced to the Downward Adjustment to Conversion Price and we shall file the Second Certificate of Amendment to the Series A COD with the Delaware Secretary of State to amend the Series A COD to reflect the Downward Adjustment to Conversion Price. Based on the closing price of the shares of Common Stock on June 28, 2023, the Downward Adjustment to Conversion Price is equal to $8.00 per share.

Annual Stockholder Meetings

Our bylaws will provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our Board of Directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our shareholders will have appraisal rights in connection with a reorganization or consolidation we may undertake in the future. Pursuant to the DGCL, shareholders who properly request and perfect appraisal rights in connection with such reorganization or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Shareholders’ Derivative Actions

Under the DGCL, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action; provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Anti-Takeover Provisions

Our Certificate of Incorporation and our by-laws could make it more difficult for a third-party to acquire us, even if closing such a transaction would be beneficial to our stockholders. We are authorized to issue shares of preferred stock, which may be issued in one or more series, the terms of which may be determined at the time of issuance by our Board of Directors without further action by stockholders. The terms of any series of preferred stock may include voting rights (including the right to vote as a series on particular matters), preferences as to dividend, liquidation, conversion and redemption rights and sinking fund provisions. The issuance of any preferred stock could materially adversely affect the rights of the holders of our Common Stock, and therefore, reduce the value of our Common Stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to, a third-party and thereby preserve control by the present management.

Provisions of our Certificate of Incorporation, by-laws and Delaware law also could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and bylaws and Delaware law, as applicable, among other things:

●	provide for a classified board of directors;

●	provide the board of directors with the ability to alter the by-laws without stockholder approval;

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

Exclusive Forum

Our Certificate of Incorporation provides that unless we consent to the selection of an alternative forum, any (1) derivative action or proceeding brought on our behalf, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder or employee to us or our shareholders, (3) action asserting a claim arising pursuant to any provision of the DGCL or Certificate of Incorporation or bylaws or (4) action asserting a claim governed by the internal affairs doctrine or otherwise related to our internal affairs shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares our capital stock shall be deemed to have notice of and consented to the forum provisions in our Certificate of Incorporation. In addition, the provisions described above will not apply to suits brought to enforce a duty or liability arising under the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We intend for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder. There is uncertainty as to whether a court would enforce this provision with respect to claims under the Securities Act where the state courts have concurrent jurisdiction and our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate our rights and the rights of our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our Certificate of Incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty.

These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royal Street, Canton, MA 02021.

Exchange Listing

Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “ALLR.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering shares of Common Stock, common warrants to purchase shares of Common Stock and pre-funded warrants to purchase shares of Common Stock. For each pre-funded warrant we sell, the number of shares of Common Stock we are offering will be decrease on a one-for-one basis. The shares of Common Stock and accompanying common warrants are immediately separable and will be issued separately in the offering, and the pre-funded warrants and the accompanying common warrants are immediately separable and will be issued separately in the offering.

We are also registering the shares of our Common Stock issuable from time to time upon exercise of the common warrants and pre-funded warrants offered hereby.

Common Stock

The material terms and provisions of our Common Stock and each other class of our securities which qualifies or limits our Common Stock are described under the caption “Description of Our Capital Stock” in this prospectus.

Pre-Funded Warrants

The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of pre-funded warrant for a complete description of the terms and conditions of the pre-funded warrants.

Duration and Exercise Price. Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.001. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The pre-funded warrants will be issued separately from the accompanying common warrants and may be transferred separately immediately thereafter.

Exercisability. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Purchasers of the pre-funded warrants in this offering may elect to deliver their exercise notice following the pricing of the offering and prior to the issuance of the pre-funded warrants at closing to have their pre-funded warrants exercised immediately upon issuance and receive shares of Common Stock underlying the pre-funded warrants upon closing of this offering. A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding Common Stock. No fractional shares of Common Stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its pre-funded warrants, a registration statement registering the issuance of the shares of Common Stock underlying the pre-funded warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the pre-funded warrants.

Transferability. Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. There is no trading market available for the pre-funded warrants on any securities exchange or nationally recognized trading system. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system.

Right as a Stockholder. Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their pre-funded warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holder of the pre-funded warrant will have the right to require us or the successor entity to purchase the remaining unexercised portion of the pre-funded warrant in cash in an amount equal to a Black Scholes Value as defined in the pre-funded warrant.

Common Warrants

The following summary of certain terms and provisions of common warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of common warrants for a complete description of the terms and conditions of the common warrants.

Duration and Exercise Price. Each common warrant offered hereby will have an initial exercise price per share equal to $ . The common warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price. The common warrants will be issued together with the Common Stock or pre-funded warrant and may be transferred separately immediately thereafter. A common warrant to purchase one share of our Common Stock will be issued for every share of Common Stock purchased in this offering.

Exercisability. The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a common warrant. In lieu of fractional shares, we will round down to the next whole share.

Cashless Exercise. If, at the time a holder exercises its common warrants, a registration statement registering the issuance of the shares of Common Stock underlying the common warrants under the Securities Act is not then effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the common warrants.

Transferability. Subject to applicable laws, common warrants in physical form may be transferred upon surrender of the common warrant together with the appropriate instruments of transfer.

Exchange Listing. There is no established public trading market for the common warrants, and we do not expect a market to develop. In addition, we do not intend to list the common warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the common warrants will be limited.

Right as a Stockholder. Except as otherwise provided in the common warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the common warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their common warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the form of common warrant, and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of a fundamental transaction, the holder of the common warrant will have the right to require us or the successor entity to purchase the remaining unexercised portion of the common warrant in cash in an amount equal to a Black Scholes Value as defined in the common warrant.

PLAN OF DISTRIBUTION

Pursuant to a placement agency agreement to be entered into between A.G.P./Alliance Global Partners (“A.G.P.”) and us, we will engage A.G.P. to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best-efforts basis. The placement agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered, or any at all. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

We will enter into a securities purchase agreement directly with the investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We will deliver the securities being offered pursuant to this prospectus upon closing.

We will pay the placement agent a cash transaction fee equal to 7.0% of the aggregate gross proceeds to us from the sale of the securities in the offering. In addition, we will reimburse the placement agent for its accountable legal expenses incurred in connection with this offering in the amount of up to $125,000, as well as non-accountable expenses of up to $25,000, including, but not limited to, IPREO software related expenses, background check(s), tombstones, marketing related expenses and any other expenses incurred by the placement agent in connection with this offering. The placement agency agreement, however, will provide that in the event this offering is terminated, the placement agent will only be entitled to the reimbursement of out-of-pocket accountable expenses actually incurred in accordance with Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5110(f)(2)(C).

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us, assuming the purchase of all the securities we are offering. Because there is no minimum offering amount required as a condition to closing in this offering, the actual total placement agent fees, if any, are not presently determinable and may be substantially less than the maximum amount set forth below.

	Per Common Stock and Common Warrant	Per Pre-Funded Warrant and Common Warrant	Offering
Public offering price	$	$	$
Placement Agent Fees (7.0%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the placement agent commission, will be approximately $            , all of which are payable by us. This figure includes the placement agent’s out-of-pocket expenses, including, but not limited to, legal fees for placement agent’s legal counsel, that we have agreed to pay at the closing of the offering, up to $        .

3i, LP Participation in this Offering

3i, LP, the sole holder of our Series A Preferred Stock and holder of our warrants to purchase 481,752 shares of Common Stock, subject to adjustment upon closing of this offering, may participate in this offering on the same terms and conditions as other purchasers. We intend to use a portion of the net proceeds of this offering (other than from 3i, L.P.), to pay off the 3i June Promissory Note. In addition, we intend to use the 3i Proceeds, if any, to repurchase a portion of the outstanding shares of Series A Preferred Stock owned by 3i, LP. See section titled “Use of Proceeds” on page 23 of this prospectus.

Lock-Up Agreements

With the exception of 3i, LP, we and our directors, officers and shareholders who beneficially own 5.0% or more of our outstanding Common Stock have agreed with the placement agent, for a period of ninety (90) days after the closing of this offering, not to offer for sale, issue, sell, contract to sell, pledge grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of our Common Stock or any securities convertible into or exchangeable for our Common Stock either owned as of the date of the placement agent agreement or thereafter acquired without the prior written consent of the placement agent, subject to certain exceptions. The placement agent may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the placement agent may be required to make for these liabilities.

Determination of Offering Price and Warrant Exercise Price

The actual combined public offering price of the Common Stock and common warrants, and pre-funded warrants and common warrants, we are offering, and the exercise price of the common warrants that we are offering, will be negotiated between us, the placement agent and the investors in the offering based on the trading price of our Common Stock prior to the offering, among other things, including a to be negotiated discount to the trading price. Other factors considered in determining the combined public offering price of the Common Stock and common warrants, and pre-funded warrants and common warrants, we are offering, as well as the exercise price of the common warrants that we are offering, include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Right of First Refusal and Certain Post-Offering Investments

There is an ongoing right of first refusal in favor of A.G.P., as set forth in that certain placement agency agreement by and between the Company and A.G.P., dated April 19, 2023, which shall remain in place until April 21, 2024. In addition to (and separately from) such ongoing right of first refusal, subject to the closing of this offering and certain conditions to be set forth in the placement agent agreement, for a period of twelve (12) months after the closing of the offering, A.G.P. shall have a right of first refusal to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any and all future public or private equity, equity-linked offerings for which we retain the service of an underwriters, agent, advisor, finder or other person or entity in connection with such offering during such twelve month period, or any successor to us or any subsidiary of ours, on terms that are the same or more favorable to us comparing to terms offered us by an institution other than A.G.P. If we receive terms from an institution other than A.G.P., A.G.P. will have the first right to match the terms. If A.G.P. is unsuccessful in matching said terms, we will not be bound by such right of first refusal and will be allowed to engage the offering institution without any obligations to A.G.P.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Trading; The Nasdaq Capital Market

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “ALLR.” The pre-funded warrants and common warrants are not and will not be listed on an exchange and there will be no public market for the pre-funded warrants nor common warrants.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Certain Relationships

The placement agent and its affiliates may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

LEGAL MATTERS

The validity of securities offered hereby will be passed upon for us by Lewis Brisbois Bisgaard & Smith LLP, Los Angeles, California. Sullivan & Worcester LLP, New York, New York is acting as counsel to the placement agent in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements of Allarity Therapeutics, Inc. appearing in our Annual Report on Form 10-K for the years ended December 31, 2022, and 2021 have been included herein by reference in reliance on the report of Wolf & Company, P.C., independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

CHANGE IN REGISTERED PUBLIC ACCOUNTING FIRMS

Current Auditor

On September 9, 2022, our Audit Committee approved the engagement of Wolf & Company, P.C. (“Wolf”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Subsequently, the Board approved the engagement of Wolf as our independent registered public accounting firm for the fiscal year ending December 31, 2021. During the two most recent fiscal years ended December 31, 2020 and December 31, 2021 and through the subsequent interim period to September 9, 2022, neither the Company, nor anyone on its behalf, consulted with Wolf regarding any accounting or auditing issues involving the Company, including (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company; or (ii) any matter that was the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Former Auditor

On August 8, 2022, our former independent registered public accounting firm, Marcum LLP (“Marcum”) notified us in writing that our client-auditor relationship had ceased to be effective as of August 5, 2022. Marcum’s reports on the financial statements for the year ended December 31, 2021, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles but it included an explanatory paragraph concerning the uncertainty of the Company’s ability to continue as a going concern.

In our Form 8-K filed with the SEC on August 12, 2022, we reported that during the fiscal year ended December 31, 2021, and subsequent interim period preceding Marcum’s resignation on August 5, 2022, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report. Additionally, during this time period, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K, except that, as previously disclosed in our Form 10-K for the year ended December 31, 2021, and Form 10-Q for the quarterly period ended March 31, 2022, we identified material weaknesses in our internal controls over financial reporting because we did not have a formal process for period end financial closing and reporting, we historically had insufficient resources to conduct an effective monitoring and oversight function independent from our operations and we lacked accounting resources and personnel to properly account for accounting transactions such as the issuance of warrants with a derivative liability component.

On August 12, 2022, we provided Marcum with a copy of the disclosures that we were making in response to Item 4.01 on the Form 8-K, and requested that Marcum furnish us with a letter addressed to the SEC stating whether it agrees with our statements contained in the Form 8-K and, if not, stating the respects in which it does not agree.

On August 23, 2022, Marcum provided a letter regarding our disclosure contained in our Form 8-K filed on August 12, 2022, which agreed with our statements made in the third sentence of the preceding paragraph regarding the existence of material weaknesses in our internal control over financial reporting; however, Marcum disagreed regarding the description of such material weaknesses. Marcum indicated that the material weaknesses as disclosed in our Form 10-K for the year ended December 31, 2021, and Form 10-Q for the quarterly period ended March 31, 2022, were as follows: (i) a lack of accounting resources required to fulfill US GAAP and SEC reporting requirements; (ii) a lack of comprehensive US GAAP accounting policies and financial reporting procedures; (iii) lack of adequate procedures and controls to appropriately account for accounting transactions including liability and the valuation allowance on the deferred tax asset relating to the net operating losses; and (iv) a lack of segregation of duties given the size of the finance and accounting team. In addition, Marcum stated that our disclosure did not include any reference to its resignation because of the impairment of its independence. Finally, Marcum indicated that our disclosure did not provide disclosure of a reportable event under Item 304(a)(1)(v)(C) of Regulation S-K, as Marcum indicated that information had come to its attention during the time period covered by Item 304(a)(1)(iv) of Regulation S-K, that if further investigated may have caused Marcum to be unwilling to rely on management’s representations or be associated with our financial statements; however, due to the Marcum’s resignation as a result of the impairment of its independence, Marcum did not conduct such further investigation.

With regards to Marcum’s August 23, 2022, letter as it relates to material weaknesses in our internal controls over financial reporting, we believe that we have provided the information required under Item 304(a)(1)(v)(A) in the Form 8-K. With regards Marcum’s statement in its August 23, 2022, letter regarding management’s representations, we respectfully disagree that there were events that occurred that rose to a level that would have impaired independence, or there was information, if further investigated, would require disclosure under Item 304(a)(1)(v)(C). Prior to its resignation, Marcum did not inform the Audit Committee of the information stated in their letter and if they had done so, we believe that we would have addressed any issues Marcum would have raised with the Audit Committee to the satisfaction of Marcum. A copy of Marcum’s letter to the SEC required by Item 304(a) of Regulation S-K is included as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Common Stock, pre-funded warrants, and common warrants and the Common Stock issuable upon exercise of the pre-funded warrants and Common Stock warrants offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available at website of the SEC referred to above.

We also maintain a website at www.allarity.com. Information contained in, or accessible through, our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is only as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. The documents we are incorporating by reference into this prospectus are:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 13, 2023;

●	our Quarterly Report on Form 10-Q for the period ended March 31, 2023, filed with the SEC on May 11, 2023;

●	our Current Reports on Form 8-K filed with the SEC on June 30, 2023; June 28, 2023; June 23, 2023; June 20, 2023; June 1, 2023; May 26, 2023; May 2, 2023; April 25, 2023; April 12, 2023; March 24, 2023; March 20, 2023 (related to amendment to certificate of incorporation and votes at Special Meeting); February 28, 2023; February 10, 2023; February 6, 2023; January 23, 2023; January 20, 2023; January 19, 2023 and January 18, 2023 ; and

●	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 6, 2023.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) on or after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) on or after the date of this prospectus but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC), are deemed to be incorporated by reference into, and to be a part of, this prospectus. In no event, however, will any of the information, including exhibits, that we disclose under Item 2.02 and Item 7.01 of any Current Report on Form 8-K that has been or may, from time to time, be furnished to the SEC to be incorporated into or otherwise become a part of this prospectus.

Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference therein. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Up to 2,049,180 Shares of Common Stock

Up to 2,049,180 Warrants to purchase up to 2,049,180 Shares of Common Stock

Up to 2,049,180 Pre-Funded Warrants to purchase up to 2,049,180 Shares of Common Stock

Up to 2,049,180 Shares of Common Stock Issuable Upon Exercise of Common Warrants

ALLARITY THERAPEUTICS, INC.

Preliminary Prospectus

Sole Placement Agent

A.G.P.

     , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than placement agent fees, payable by us in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration and FINRA filing fees.

Amount
SEC registration fee	$3,306
FINRA filing fee	5,000
Accountants’ fees and expenses	55,000
Legal fees and expenses	250,000
Transfer agent and registrar fees	10,000
Printing fees	5,000
Miscellaneous fees and expenses	11,694
Total Expense	$340,000

Item 14. Indemnification of Directors and Officers.

Delaware law, our Certificate of Incorporation and our bylaws provide that we will, in certain situations, indemnify its directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

Our Certificate of Incorporation limits a director’s liability to the fullest extent permitted under the Delaware General Corporation Law, or DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

●	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividend or unlawful stock purchase or redemption pursuant to the provisions of Section 174 of the DGCL; and

●	for any transaction from which the director derived an improper personal benefit.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

In addition, we intend to enter into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.

We anticipate maintaining a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Certificate of Incorporation and bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

All share and per share information presented in this Part II, Item 15 gives effect to the 1-for-35 share consolidation of our common stock effective March 24, 2023, and the 1-for-40 share consolidation of our common stock effective June 28, 2023.

On May 20, 2021, we entered into a securities purchase agreement to sell 20,000 shares of our Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and a warrant to purchase 1,443 shares of common stock at an initial exercise price of $13,868.40 (the “PIPE Warrant”) to 3i, LP, for an aggregate purchase price of $20 million.

From December 23, 2021 to June 29, 2023, pursuant to a series of exercise of conversion by 3i, LP, we issued a total of 247,480 shares of common stock to 3i, LP upon the conversion of 18,466 shares of Series A Preferred Stock based on exercise prices ranging from $13,868.40 to $30.00.

In July 2022, in connection with the appointment of Dr. Roth as our independent director, we granted him options to purchase 16 shares of common stock at an exercise price of $1,792 per share, subject to vesting of 1/36 per month over thirty-six (36) months following the grant date. The expiration date for the options is five (5) years from date of grant.

In October 2022, in connection with the appointment of Mr. McLaughlin as our independent director, we granted him options to purchase 16 shares of common stock at an exercise price of $1,540 per share, subject to vesting of 1/36 per month over thirty-six (36) months following the grant date. The expiration date for the options is five (5) years from date of grant.

On January 12, 2023, in connection with entering into a new employment contract, Mr. Cullem may elect to receive up to thirty thousand dollars ($30,000.00) of his base salary in restricted stock grants. Any such restricted stock grants will be made quarterly, at the start of each calendar quarter, at the stock fair market value on the 1st day of each calendar quarter. In addition, subject to achieving certain conditions, Mr. Cullem was granted stock options which will have an exercise price equal to the fair market value of the Company’s shares on the grant date and a term of ten (10) years, in an amount as follows: (i) three and one-half percent (3.5%) of the Company’s issued and outstanding shares of common stock immediately after a financing; provided, however, that such amount will not exceed fifty percent (50%) of the options available to be granted under the Company’s 2021 Equity Incentive Plan (“Grant Limitation”); and (ii) two percent (2.0%) of the Company’s issued and outstanding shares of common stock immediately after a financing; provided however, that such grant will not exceed the Grant Limitation.

On January 12, 2023, in connection with entering into a new employment contract, Ms. Brown received stock options in the amount of three quarters of one percent (0.75%) of the Company’s issued and outstanding shares of common stock immediately after a financing granted pursuant to the 2021 Equity Incentive Plan. The exercise price will be the fair market value of Company’s shares on the date of grant. The stock options will vest ratably over a forty-eight (48) month period commencing July 1, 2022, and have a term of ten (10) years.

On February 28, 2023, we entered into a securities purchase agreement with 3i, LP for the purchase and sale of 50,000 shares of Series C Convertible Redeemable Preferred Stock, par value of $0.0001 (the “Series C Shares”) per share at a purchase price of $24.00 per share, for a subscription receivable in the aggregate amount equal to the total purchase price of $1.2 million.

From November 2022 to April 12, 2023, pursuant to the terms of a Secured Note Purchase Agreement dated November 22, 2022, we sold 3i, LP the following four secured promissory notes (collectively the “3i, LP Promissory Notes”): the first note was for an aggregate principal amount of $350,000 (which purchase price was paid in form of cash was received in November 2022); the second note was for the principal amount of $1,666,640 and which represents the payment of $1,666,640 due to 3i, LP in Alternative Conversion Floor Amounts, as defined in the Certificate of Designations of Series A Preferred Stock, par value of $0.0001 per share (the “Original Series A COD”) that began to accrue on July 14, 2022; the third note was for an aggregate principal amount of $650,000 which purchase price was paid in cash on December 30, 2022; and the fourth note was for the aggregate principal amount of $350,000 (which purchase price was paid in cash on April 11, 2023).

On April 19, 2023, 3i, LP, provided the Company with a loan for $350,000, evidenced by a Secured Promissory Note dated April 19, 2023 (the “April Note”), which required a mandatory conversion of the principal into 486 shares of Series A Preferred Stock (the “Note Conversion Shares”) subject to and upon the closing of the April Offering. On April 21, 2023, the Note Conversion Shares were issued to 3i, LP and the April Note was cancelled.

On April 20, 2023, we entered into a Modification and Exchange Agreement with 3i, LP pursuant to which we agreed to, among other things, (i) amend and restate the Certificate of Designations for the Series A Convertible Preferred Stock, which among other things, eliminates the Series A Preferred Stock redemption right and dividend (except for certain exceptions as specified in the Amended and Restated Certificate of Designations for the Series A Preferred Stock filed with the Secretary of State of the State of Delaware), and provides for the conversion of Series A Preferred Stock into Common Stock at a conversion price of $30.00 which is equal to the price for a share of Common Stock sold in the April 21, 2023 public offering, (ii) exchange 50,000 shares of Series C Preferred Stock beneficially owned by 3i, LP for 5,577 shares of Series A Preferred Stock (the “Exchange Shares”), and (iii) issue a new warrant (“Exchange Warrant”) which reflects an exercise price of $30.00 and represents a right to acquire 315,085 shares of Common Stock in exchange for the PIPE Warrant, which is subject to further adjustment upon closing of this offering.

On June 29, 2023, the Company entered into a Secured Note Purchase Agreement with 3i, LP (the “June 2023 Purchase Agreement”) for a bridge loan in order to provide the Company with more time to secure additional financings. On June 30, 2023, 3i, LP purchased a secured promissory note for a principal amount of $350,000 (“3i June Promissory Note”) which purchase price was paid in cash. Such note matures on July 31, 2023, and carries an interest rate of at 5% per annum, and is secured by all of the Company’s assets pursuant to the security agreement dated June 29, 2023. Under the 3i June Promissory Note, the outstanding obligations thereunder, including accrued interest will be paid in full at the next financing from the gross proceeds of such financing; provided, however, that if the gross proceeds from such financing are insufficient to settle the payment of the outstanding principal balance of the 3i June Promissory Note, together with all accrued interest thereon, in full, then the Company will instead be obligated to convert all of the unpaid principal balance of the 3i June Promissory Note, together with all accrued interest thereon, into Four Hundred Eighty-Six (486) shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Repayment Shares”). In connection with the Repayment Shares, the June 2023 Purchase Agreement provides that if the closing sale price of the shares of Common Stock of the trading day immediately prior to the execution of the June 2023 Purchase Agreement (the “Current Closing Price”) is lower than the initial conversion price of $30.00 as set forth in Certificate of Designation of Series A Preferred Stock, as amended and currently in effect (the “Series A COD”) then the conversion price will be reduced to the Current Closing Price, pursuant to the voluntary adjustment provision of Section 8 of the Series A COD (“Downward Adjustment to Conversion Price”) and of the Company shall file a second certificate of amendment to the Series A COD with the Delaware Secretary of State to amend the Series A COD to reflect the Downward Adjustment to Conversion Price.

The offers, sales, and issuances of the 3i June Promissory Note, the Repayment Shares and common issuable upon conversion of the Repayment Shares, and options to Dr. Roth, Mr. McLaughlin, Mr. Cullem and Ms. Brown; and Series A Preferred Stock and PIPE Warrant, 3i, LP Promissory Notes, Series C Preferred Stock, the April Note, the Note Conversion Shares to 3i, LP were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act. The conversions of Series A Preferred Stock into Common Stock, and the issuance of the Exchange Shares and Exchange Warrant were exempt from registration pursuant to Section 3(a)(9).

Item 16. Exhibits and Financial Statement Schedules.

The exhibits listed below are filed as part of this registration statement:

Exhibit No.	Description

1.1*	Form of Placement Agency Agreement
2.1(e)	Amended and Restated Plan of Reorganization and Asset Purchase Agreement by and among Allarity Therapeutics, Inc. a Delaware corporation, Allarity Acquisition Subsidiary, a Delaware corporation and Allarity Therapeutics A/S, an Aktieselskab organized under the laws of Denmark, dated as of September 23, 2021
3.1(a)	Certificate of Incorporation of Allarity Therapeutics, Inc.
3.2(b)	Certificate of Amendment to the Certificate of Incorporation of Allarity Therapeutics, Inc.
3.3(c)	Amended and Restated Bylaws of Allarity Therapeutics, Inc.
3.4(m)	Amendment No. 1 to Amended and Restated Bylaws of Allarity Therapeutics, Inc.
3.5(g)	Certificate of Designations of Allarity Therapeutics, Inc. relating to the Series A Convertible Preferred Stock
3.6(q)	Amendment to Certificate of Designation of the Series A Convertible Preferred Stock
3.7(q)	Certificate of Designation of the Series B Preferred Stock
3.8(s)	Certificate of Designation of the Series C Preferred Stock
3.9(s)	Certificate of Amendment to Certificate of Designation of Series C Preferred Stock
3.10(u)	Second Certificate of Amendment to Certificate of Incorporation of Allarity Therapeutics, Inc.
3.11(v)	Third Certificate of Amendment to Certificate of Incorporation of Allarity Therapeutics, Inc.
3.12(aa)	Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock of Allarity Therapeutics, Inc.
3.13(bb)	First Certificate of Amendment to Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock
3.14(cc)	Fourth Certificate of Amendment to Certificate of Incorporation of Allarity Therapeutics, Inc.
3.15(dd)	Second Amendment to Certificate of Designation (Series A Preferred Stock)
4.1(b)	Specimen Common Stock Certificate of Allarity Therapeutics, Inc.
4.2(aa)	Warrant to Purchase Common Stock (3i, LP)
4.3(aa)	Form of Pre-Funded Warrant (April 2023)
4.4(aa)	Form of Common Warrant (April 2023)
4.5(aa)	Modification and Exchange Warrant
4.6*	Form of Pre-Funded Warrant
4.7*	Form of Common Warrant
5.1*	Opinion of Lewis Brisbois Bisgaard & Smith LLP
10.1#(e)	Allarity Therapeutics, Inc. 2021 Equity Incentive Plan
10.2†(a)	Exclusive License Agreement between Oncology Venture A/S and Smerud Medical Research International As Dated as of June 26, 2020
10.3†(a)	Amended and Restated License Agreement between Allarity Therapeutics A/S and LiPlasome Pharma ApS, dated January 2021
10.4†(a)	Exclusive License Agreement between Oncology Venture, APS and 2-BBB Medicines BV, dated as of March 27, 2017
10.5†(c)	Development, Option and License Agreement between Oncology Venture ApS and R-Pharm US Operating LLC, dated March 1, 2019
10.6†(c)	Exclusive License Agreement between Oncology Venture, ApS and Eisai, Inc., dated as of July 6, 2017
10.7†(c)	License Agreement between Novartis Pharma Ag and Oncology Venture, ApS, dated April 6, 2018
10.8+(a)	Securities Purchase Agreement dated May 20, 2021 between Allarity Therapeutics, Inc. and 3i, LP
10.9(a)	Registration Rights Agreement dated May 20, 2021 between Allarity Therapeutics, Inc. and 3i, LP
10.10†(a)	Asset Purchase Agreement dated July 23, 2021 between Allarity Therapeutics A/S and Lantern Pharma Inc.
10.11(c)	First Amendment to the Exclusive License Agreement between Eisai and Allarity Therapeutics A/S dated December 20, 2020.
10.12(d)	Second Amendment to Exclusive License Agreement between Oncology Venture, ApS and Eisai, Inc. dated as of August 3, 2021.
10.13#(f)	Employment Agreement by and between Allarity Therapeutics, Inc. and James G. Cullem
10.14#(f)	Employment Agreement by and between Allarity Therapeutics, Inc. and Marie Foegh, M.D.
10.15(h)	Asset Purchase Agreement between Allarity Therapeutics, Inc. and Allarity Therapeutics A/S dated December 17, 2021

10.16(k)	Assignment and Assumption Agreement between Allarity Therapeutics, Inc. and Allarity A/S
10.17†(k)	Exclusive License Agreement with Oncoheroes Bioscience, Inc. dated January 2, 2022 (Stenoparib)
10.18†(k)	Exclusive License Agreement with Oncoheroes Bioscience, Inc. dated January 2, 2022 (Dovitnib)
10.19†(k)	Amended and Restated License Agreement among Allarity Therapeutics Europe ApS, LiPlasome Pharma ApS, and Chosa ApS dated March 28, 2022
10.20†(k)	Support Agreement between Allarity Therapeutics A/S and LiPlasome Pharma ApS, dated March 28, 2022
10.21(i)	First Amendment to License Agreement between Novartis Pharma Ag and Allarity Therapeutics Europe ApS
10.22(i)	Convertible Promissory Note
10.23(j)	Forbearance Agreement and Waiver
10.24(l)	First Amendment to Forbearance and Waiver
10.25†#(o)	Separation Agreement with Steve Carchedi
10.26†#(o)	Separation Agreement with Jens Knudsen
10.27(o)	Second Amendment to Development Option & License Agreement
10.28†(p)	Second Amendment to License Agreement with Novartis Pharma AG
10.29(q)	Secured Note Purchase Agreement
10.30(q)	Form of Secured Promissory Note
10.31(q)	Security Agreement
10.32(r)	Employment Agreement with James G. Cullem
10.33(r)	Employment Agreement with Joan Brown
10.34(t)	Letter Agreement with 3i, LP dated December 8, 2022
10.35(t)	Letter Agreement with 3i, LP dated January 23, 2023
10.36(s)	Form of Securities Purchase Agreement Series C Preferred Stock
10.37(s)	Form of Registration Rights Agreement
10.38(s)	Limited Waiver Agreement
10.39(aa)	Form of Securities Purchase Agreement (April Offering)
10.40(y)	Form of Lock- Up Agreement (April Offering)
10.41(z)	First Amendment to Secured Note Purchase Agreement
10.42(z)	First Amendment to Security Agreement
10.43(z)	Form of Secured Promissory Note (2023)
10.44(aa)	Secured Promissory Note
10.45(aa)	Modification and Exchange Agreement
10.46(aa)	Cancellation of Debt Agreement
10.47(aa)	First Amendment to Registration Rights Agreement
10.48(aa)	Limited Waiver Agreement
10.49(bb)	Amendment to Modification and Exchange Agreement
10.50*	Form of Securities Purchase Agreement
10.51(bb)	Fourth Amendment to the Exclusive License Agreement with Eisai, Inc.
10.52**	Third Amendment to the Exclusive License Agreement with Eisai, Inc.
10.53**	Form of Limited Waiver and Amendment Agreement
10.54**	3i, LP - Limited Waiver and Amendment Agreement
10.55(dd)	June 2023 Secured Note Purchase Agreement
10.56(dd)	Security Agreement
10.57(dd)	Secured Promissory Note
10.58*	Form of Lock-Up Agreement
16.1(n)	Letter from Marcum, LLP dated August 23, 2022, regarding Change in Independent Registered Public Accounting Firm
21.1(x)	Subsidiaries of the Registrant
23.1*	Consent of Wolf & Company, P.C.
23.2*	Consent of Lewis Brisbois Bisgaard & Smith LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page to the previously filed registration statement filed)
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as inline XBRL with applicable taxonomy extension information contained in Exhibits 101)
107**	Calculation of Filing Fee Table

(a)	Incorporated by reference from the Registration Statement on Form S-4 filed with the SEC on August 20, 2021.
(b)	Incorporated by reference from Amendment No. 1 to Registration Statement on Form S-4 as refiled with the SEC on October 20, 2021.
(c)	Incorporated by reference from Amendment No. 2 to Registration Statement on Form S-4 as refiled with the SEC on October 20, 2021.
(d)	Incorporated by reference from Amendment No. 4 to Registration Statement on Form S-4 as filed with the SEC on November 2, 2021.
(e)	Incorporated by reference from Amendment No. 2 to Registration Statement on Form S-1 as filed with the SEC on December 6, 2021.
(f)	Incorporated by reference from Form 8-K as filed with the SEC on December 10, 2021.
(g)	Incorporated by reference from Form 8-K as filed with the SEC on December 20, 2021.
(h)	Incorporated by reference from Form 8-K filed with the SEC on December 22, 2021.
(i)	Incorporated by reference from Form 8-K filed with the SEC on April 18, 2022.
(j)	Incorporated by reference from Form 8-K filed with the SEC on May 6, 2022.
(k)	Incorporate by reference from Form 10-K filed with the SEC on May 17, 2022.
(l)	Incorporated by reference from Form 8-K filed with the SEC on June 10, 2022.
(m)	Incorporated by reference from Form 8-K filed with the SEC on July 11, 2022.
(n)	Incorporated by reference from Form 8-K filed with the SEC on August 12, 2022, as amended on August 24, 2022.
(o)	Incorporated by reference from Form 10-Q filed with the SEC on October 7, 2022.
(p)	Incorporated by reference from Form 8-K filed with the SEC on September 30, 2022.
(q)	Incorporated by reference from Form 8-K filed with the SEC on November 25, 2022.
(r)	Incorporated by reference from Form 8-K filed with the SEC on January 19, 2023.
(s)	Incorporated by reference from Form 8-K filed with the SEC on February 28, 2023.
(t)	Incorporated by reference from Form 10-K filed with the SEC on March 13, 2023.
(u)	Incorporated by reference from Form 8-K filed with the SEC on March 20, 2023.
(v)	Incorporated by reference from Form 8-K filed with the SEC on March 24, 2023.
(x)	Incorporated by reference from Form S-1 filed with the SEC on March 14, 2023.
(y)	Incorporated by reference from Form S-1 filed with the SEC on March 28, 2023.
(z)	Incorporated by reference from Form 8-K filed with the SEC on April 12, 2023.
(aa)	Incorporated by reference from Form 8-K filed with the SEC on April 25, 2023.
(bb)	Incorporated by reference from Form 8-K filed with the SEC on June 1, 2023.
(cc)	Incorporated by reference from Form 8-K filed with the SEC on June 28, 2023.
(dd)	Incorporated by reference from Form 8-K filed with the SEC on June 30, 2023.

†	Certain portions of this exhibit were be omitted because they are not material and would likely cause competitive harm to the registrant if disclosed.
*	Filed herewith.
**	Previously filed.
#	Indicates management contract or compensatory plan or arrangement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.	That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on June 30, 2023.

ALLARITY THERAPEUTICS, INC.

By:	/s/ James G. Cullem
Name:	James G. Cullem
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ James G. Cullem	Chief Executive Officer and Director	June 30, 2023
James G. Cullem	(Principal Executive Officer)

/s/ Joan Brown	Chief Financial Officer	June 30, 2023
Joan Brown	(Principal Financial and Accounting Officer)

*	Chairman of the Board	June 30, 2023
Gerald McLaughlin

*	Director	June 30, 2023
David A. Roth

*	Director	June 30, 2023
Thomas Jensen

*By:	/s/ James G. Cullem
James G. Cullem
Attorney-in-Fact